Exhibit 99.4

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Ex 99.4 - 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

StanCorp Financial Group, Inc.

Portland, Oregon

We have audited the accompanying consolidated balance sheets of StanCorp Financial Group, Inc., and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of StanCorp Financial Group, Inc., and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control— Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2012 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Note 12 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the Company’s adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

February 24, 2012 (July 18, 2012, as to the effects of the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts as discussed in Note 12)

Ex 99.4 - 2

STANCORP FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years ended December 31,
(Dollars in millions—except per share data)	2011	2010	2009
Revenues:
Premiums	$2,153.3	$2,097.7	$2,101.9
Administrative fees	115.5	116.5	108.5
Net investment income	612.8	602.5	586.5
Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(1.8)	(0.7)	(5.9)
All other net capital losses	(5.1)	(50.9)	(21.0)

Total net capital losses	(6.9)	(51.6)	(26.9)

Total revenues	2,874.7	2,765.1	2,770.0

Benefits and expenses:
Benefits to policyholders	1,771.2	1,619.8	1,575.7
Interest credited	161.0	158.4	145.6
Operating expenses	471.2	446.2	476.2
Commissions and bonuses	218.7	206.1	202.0
Premium taxes	36.7	34.7	34.2
Interest expense	38.9	38.9	39.2
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(14.5)	(17.1)	(13.3)

Total benefits and expenses	2,683.2	2,487.0	2,459.6

Income before income taxes	191.5	278.1	310.4
Income taxes	54.8	92.2	104.9

Net income	136.7	185.9	205.5

Other comprehensive income, net of tax:
Unrealized gains on securities—available-for-sale:
Net unrealized capital gains on securities—available-for-sale	103.4	100.5	210.8
Reclassification adjustment for net capital (gains) losses included in net income	(5.9)	(9.6)	3.5
Employee benefit plans:
Prior service (cost) credit and net (losses) gains arising during the period, net	(26.6)	(5.0)	8.4
Reclassification adjustment for amortization to net periodic pension cost, net	3.3	3.6	4.9

Total other comprehensive income, net of tax	74.2	89.5	227.6

Comprehensive income	$210.9	$275.4	$433.1

Net income per common share:
Basic	$3.05	$3.97	$4.20
Diluted	3.04	3.95	4.19

Weighted-average common shares outstanding:
Basic	44,876,650	46,774,277	48,932,908
Diluted	45,016,070	47,006,228	49,044,543

See Notes to Consolidated Financial Statements.

Ex 99.4 - 3

STANCORP FINANCIAL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	000000000000000000	000000000000000000
	December 31,
(Dollars in millions)	2011	2010
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,209.9 and $6,023.0)	$6,769.5	$6,419.1
Commercial mortgage loans, net	4,902.3	4,513.6
Real estate, net	92.7	153.1
Other invested assets	130.9	60.8

Total investments	11,895.4	11,146.6
Cash and cash equivalents	138.4	152.0
Premiums and other receivables	118.8	101.9
Accrued investment income	111.7	110.8
Amounts recoverable from reinsurers	949.3	938.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	344.9	330.2
Goodwill	36.0	36.0
Property and equipment, net	101.3	111.5
Other assets	113.9	101.7
Separate account assets	4,593.5	4,787.4

Total assets	$18,403.2	$17,816.4

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,683.6	$5,502.3
Other policyholder funds	5,078.1	4,627.8
Deferred tax liabilities, net	103.0	48.9
Short-term debt	251.2	2.2
Long-term debt	300.9	551.9
Other liabilities	402.5	401.3
Separate account liabilities	4,593.5	4,787.4

Total liabilities	16,412.8	15,921.8

Commitments and contingencies (See Note 19)
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,268,859 and 46,159,387 shares issued at December 31, 2011 and December 31, 2010, respectively	82.4	158.2
Accumulated other comprehensive income	235.1	160.9
Retained earnings	1,672.9	1,575.5

Total shareholders’ equity	1,990.4	1,894.6

Total liabilities and shareholders’ equity	$18,403.2	$17,816.4

See Notes to Consolidated Financial Statements.

Ex 99.4 - 4

STANCORP FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity
(Dollars in millions)	Shares	Amount
Balance, January 1, 2009	48,989,074	$262.9	$(153.9)	$1,271.3	$1,380.3
Cumulative effect adjustment–ASU 2010-26	—	—	—	(11.0)	(11.0)

Adjusted balance, January 1, 2009	48,989,074	262.9	(153.9)	1,260.3	1,369.3
Net income	—	—	—	205.5	205.5
Cumulative adjustment for the noncredit portion of losses from other-than-temporary impairments, net of tax	—	—	(2.3)	2.3	—
Other comprehensive income, net of tax	—	—	227.6	—	227.6
Common stock:
Repurchased	(1,551,700)	(59.3)	—	—	(59.3)
Issued under share-based compensation plans, net	307,150	16.8	—	—	16.8
Dividends declared on common stock	—	—	—	(38.9)	(38.9)

Balance, December 31, 2009	47,744,524	220.4	71.4	1,429.2	1,721.0

Net income	—	—	—	185.9	185.9
Other comprehensive income, net of tax	—	—	89.5	—	89.5
Common stock:
Repurchased	(2,034,200)	(81.8)	—	—	(81.8)
Issued under share-based compensation plans, net	449,063	19.6	—	—	19.6
Dividends declared on common stock	—	—	—	(39.6)	(39.6)

Balance, December 31, 2010	46,159,387	158.2	160.9	1,575.5	1,894.6

Net income	—	—	—	136.7	136.7
Other comprehensive income, net of tax	—	—	74.2	—	74.2
Common stock:
Repurchased	(2,180,100)	(90.3)	—	—	(90.3)
Issued under share-based compensation plans, net	289,572	14.5	—	—	14.5
Dividends declared on common stock	—	—	—	(39.3)	(39.3)

Balance, December 31, 2011	44,268,859	$82.4	$235.1	$1,672.9	$1,990.4

See Notes to Consolidated Financial Statements.

Ex 99.4 - 5

STANCORP FINANCIAL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In millions)	2011	2010	2009
Operating:
Net income	$136.7	$185.9	$205.5
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital losses	6.9	51.6	26.9
Depreciation and amortization	120.5	117.5	111.5
Deferral of acquisition costs, value of business acquired and other intangible assets, net	(81.7)	(74.9)	(76.7)
Deferred income taxes	14.3	(23.5)	(18.7)
Changes in other assets and liabilities:
Receivables and accrued income	(28.3)	13.5	13.9
Future policy benefits and claims	166.3	127.8	66.5
Other, net	(80.6)	(42.8)	112.5

Net cash provided by operating activities	254.1	355.1	441.4

Investing:
Proceeds from sale, maturity, or repayment of fixed maturity securities— available-for-sale	885.2	762.4	953.8
Proceeds from sale or repayment of commercial mortgage loans	573.8	499.3	542.0
Proceeds from sale of real estate	62.6	31.5	0.9
Proceeds from sale or maturity of other investments	—	—	0.2
Acquisition of fixed maturity securities—available-for-sale	(1,076.8)	(856.1)	(1,570.8)
Acquisition or origination of commercial mortgage loans	(970.2)	(902.2)	(804.5)
Acquisition of real estate	(5.3)	(2.3)	(1.5)
Acquisition of other invested assets	(47.0)	(6.9)	—
Acquisition of businesses, net of cash acquired	—	(2.8)	(5.2)
Acquisition of property and equipment, net	(17.7)	(16.0)	(22.5)

Net cash used in investing activities	(595.4)	(493.1)	(907.6)

Financing:
Policyholder fund deposits	1,905.0	1,640.0	1,748.7
Policyholder fund withdrawals	(1,454.7)	(1,349.3)	(1,355.7)
Short-term debt	(1.0)	(0.7)	(0.8)
Long-term debt	(1.0)	(1.3)	(8.3)
Issuance of common stock	9.0	14.4	8.3
Repurchases of common stock	(90.3)	(81.8)	(59.3)
Dividends paid on common stock	(39.3)	(39.6)	(38.9)

Net cash provided by financing activities	327.7	181.7	294.0

(Decrease) increase in cash and cash equivalents	(13.6)	43.7	(172.2)
Cash and cash equivalents, beginning of year	152.0	108.3	280.5

Cash and cash equivalents, end of year	$138.4	$152.0	$108.3

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$206.7	$200.5	$178.8
Income taxes	74.1	115.9	90.1
Non-cash transactions:
Real estate acquired through commercial mortgage loan foreclosure	22.8	103.2	24.2
Commercial mortgage loans originated on real estate sold	52.2	—	—

See Notes to Consolidated Financial Statements.

Ex 99.4 - 6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As used in this Form 10-K, the terms “StanCorp,” “Company,” “we,” “us” and “our” refer to StanCorp Financial Group, Inc. and its subsidiaries, unless the context otherwise requires.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization, principles of consolidation, and basis of presentation

StanCorp, headquartered in Portland, Oregon, is a holding company and conducts business through wholly-owned operating subsidiaries throughout the United States. Through its subsidiaries, StanCorp has the authority to underwrite insurance products in all 50 states. StanCorp operates through two segments: Insurance Services and Asset Management as well as an Other category. See “Note 5—Segments.”

StanCorp has the following wholly-owned operating subsidiaries: Standard Insurance Company (“Standard”), The Standard Life Insurance Company of New York, Standard Retirement Services, Inc. (“Standard Retirement Services”), StanCorp Equities, Inc. (“StanCorp Equities”), StanCorp Mortgage Investors, LLC (“StanCorp Mortgage Investors”), StanCorp Investment Advisers, Inc. (“StanCorp Investment Advisers”), StanCorp Real Estate, LLC (“StanCorp Real Estate”), Standard Management, Inc. (“Standard Management”) and Adaptu, LLC (“Adaptu”).

Standard, the Company’s largest subsidiary, underwrites group and individual disability insurance and annuity products, group life and accidental death and dismemberment (“AD&D”) insurance, and provides group dental and group vision insurance, absence management services and retirement plan products. Founded in 1906, Standard is domiciled in Oregon, licensed in all states except New York, and licensed in the District of Columbia and the U.S. territories of Guam and the Virgin Islands.

The Standard Life Insurance Company of New York was organized in 2000 and is licensed to provide group long term and short term disability insurance, group life and AD&D insurance, group dental insurance and individual disability insurance in New York.

The Standard is a service mark of StanCorp and its subsidiaries and is used as a brand mark and marketing name by Standard and The Standard Life Insurance Company of New York.

Standard Retirement Services administers and services StanCorp’s retirement plans group annuity contracts and trust products. Retirement plan products are offered in all 50 states through Standard or Standard Retirement Services.

StanCorp Equities is a limited broker-dealer and member of the Financial Industry Regulatory Authority. StanCorp Equities serves as principal underwriter and distributor for group variable annuity contracts issued by Standard and as the broker of record for certain retirement plans using the trust platform. StanCorp Equities carries no customer accounts but provides supervision and oversight for the distribution of group variable annuity contracts and of the sales activities of all registered representatives employed by StanCorp Equities and its affiliates.

StanCorp Mortgage Investors originates and services fixed-rate commercial mortgage loans for the investment portfolios of the Company’s insurance subsidiaries. StanCorp Mortgage Investors also generates additional fee income from the origination and servicing of commercial mortgage loans participated to institutional investors.

StanCorp Investment Advisers is a Securities and Exchange Commission (“SEC”) registered investment adviser providing performance analysis, fund selection support, model portfolios and other investment advisory, financial planning, and investment management services to its retirement plan clients, individual investors and subsidiaries of StanCorp.

StanCorp Real Estate is a property management company that owns and manages the Hillsboro, Oregon home office properties and other properties held for investment and held for sale. StanCorp Real Estate also manages the Portland, Oregon home office properties.

Standard Management has owned and managed certain real estate properties held for sale.

Adaptu provides an online service to help members plan and manage their financial lives.

Standard holds interests in low-income housing tax credit investments. These interests do not meet the requirements for consolidation under existing accounting standards, and thus the Company’s interests in the low-income housing tax credit investments are accounted for under the equity method of accounting. The total investment in these interests was $128.0 million and $57.5 million at December 31, 2011 and 2010 respectively.

The consolidated financial statements include StanCorp and its subsidiaries. Intercompany balances and transactions have been eliminated on a consolidated basis.

Ex 99.4 - 7

In 2008, the Company identified opportunities and developed strategies to centralize key functions, streamline its processes and improve efficiencies. In January 2009, the Company adopted a restructuring plan to implement these strategies. The Company incurred $18.6 million of costs during its 2009 operating expense reduction initiatives. In 2011, as part of an ongoing effort to reduce costs and improve capabilities, the Company initiated a project to outsource a significant portion of its information-technology infrastructure function, which resulted in approximately $11 million in project related costs.

Reclassifications

Certain investments previously classified as Real estate, net and Policy loans have been reclassified to Other invested assets for all periods presented. Low-income housing tax credit investments that were previously included in the Real estate, net balance were reclassified to Other invested assets. The amounts related to low-income housing tax credit investments that were reclassified were $128.0 million and $57.5 million for 2011 and 2010, respectively. The amounts related to Policy loans that were reclassified to Other invested assets were $2.9 million and $3.3 million for 2011 and 2010, respectively. The reclassifications discussed above had no impact on the Company’s financial condition, results of operations or cash flows for any periods presented.

Effective January 1, 2012, the Company adopted Accounting Standards Update (“ASU”) 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. In accordance with this adoption, the Company has adjusted on a retrospective basis its financial statements and notes thereto for the periods 2009 through 2011 and has recognized a cumulative effect adjustment of $11.0 million as of January 1, 2009.

Use of estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) which require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent assets and contingent liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The estimates most susceptible to material changes due to significant judgment are those used in determining investment valuations, deferred acquisition costs (“DAC”), value of business acquired (“VOBA”) and other intangible assets, the reserves for future policy benefits and claims, pension and postretirement benefit plans and the provision for income taxes. The results of these estimates are critical because they affect the Company’s profitability and may affect key indicators used to measure the Company’s performance. These estimates have a material effect on our results of operations and financial condition.

Investment Valuations

Fixed Maturity Securities—Available-for-sale (“Fixed Maturity Securities”)

Fixed maturity security capital gains and losses are recognized using the specific identification method. If a debt security’s fair value declines below its amortized cost, we must assess the security’s impairment to determine if the impairment is other than temporary.

In the Company’s quarterly fixed maturity security impairment analysis, management evaluates whether a decline in value of the fixed maturity security is other than temporary by considering the following factors:

•	The nature of the fixed maturity security.
•	The duration until maturity.
•	The duration and extent the fair value has been below amortized cost.
•	The financial quality of the issuer.
•	Estimates regarding the issuer’s ability to make the scheduled payments associated with the fixed maturity security.
•

The Company’s intent to sell or whether it is more likely than not we will be required to sell a fixed maturity security before recovery of the security’s cost basis through the evaluation of facts and circumstances including, but not limited to, decisions to rebalance our portfolio, current cash flow needs and sales of securities to capitalize on favorable pricing.

If it is determined an other-than-temporary impairment (“OTTI”) exists, we separate the OTTI of debt securities into an OTTI related to credit loss and an OTTI related to noncredit loss. The OTTI related to credit loss represents the portion of losses equal to the difference between the present value of expected cash flows, discounted using the pre-impairment yields, and the amortized cost basis. All other changes in value represent the OTTI related to noncredit loss. The OTTI related to credit loss is recognized in earnings in the current period, while the OTTI related to noncredit loss is deemed recoverable and is recognized in other comprehensive income. The cost basis of the fixed maturity security is permanently adjusted to reflect the credit related impairment. Once an impairment charge has been recorded, the Company continues to review the OTTI securities for further potential impairment.

Ex 99.4 - 8

The Company will continue to evaluate our holdings; however, the Company currently expects the fair values of our investments to recover either prior to their maturity dates or upon maturity. Should the credit quality of the Company’s fixed maturity securities significantly decline, there could be a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

In conjunction with determining the extent of credit losses associated with debt securities, the Company utilizes certain information in order to determine the present value of expected cash flows discounted using pre-impairment yields. Some of these input factors include, but are not limited to, original scheduled contractual cash flows, current market spread information, risk-free rates, fundamentals of the industry and sector in which the issuer operates, and general market information.

Fixed maturity securities are classified as available-for-sale and are carried at fair value on the consolidated balance sheet. See “Note 9—Fair Value” for a detailed explanation of the valuation methods the Company uses to calculate the fair value of the Company’s financial instruments. Valuation adjustments for fixed maturity securities not accounted for as OTTI are reported as net increases or decreases to other comprehensive income (loss), net of tax, on the consolidated statements of income and comprehensive income.

Commercial Mortgage Loans

Commercial mortgage loans are stated at amortized cost less a loan loss allowance for probable uncollectible amounts. The commercial mortgage loans loss allowance is estimated based on evaluating known and inherent risks in the loan portfolio and consists of a general and a specific loan loss allowance.

Impairment Evaluation

The Company continuously monitors its commercial mortgage loan portfolio for potential nonperformance by evaluating the portfolio and individual loans. Key factors that are monitored are as follows:

•	Loan loss experience.
•	Delinquency history.
•	Debt coverage ratio.
•	Loan to value ratio.
•	Refinancing and restructuring history.
•	Request for forbearance history.

If the analysis above indicates a loan might be impaired, it is further analyzed for impairment through the consideration of the following additional factors:

•	Delinquency status.
•	Foreclosure status.
•	Restructuring status.
•	Borrower history.

If it is determined a loan is impaired, a specific allowance is usually recorded.

General Loan Loss Allowance

The general loan loss allowance is based on the Company’s analysis of factors including changes in the size and composition of the loan portfolio, debt coverage ratios, loan to value ratios, actual loan loss experience and individual loan analysis.

Specific Loan Loss Allowance

An impaired commercial mortgage loan is a loan where the Company does not expect to receive contractual principal and interest in accordance with the terms of the loan agreement. A specific allowance for losses is recorded when a loan is considered to be impaired and it is probable that all amounts due will not be collected. The Company also holds specific loan loss allowances on certain performing commercial mortgage loans that it continues to monitor and evaluate. Impaired commercial mortgage loans without specific allowances for losses are those for which the Company has determined that it remains probable that all amounts due will be collected although the timing or nature is, or is likely to be outside the original contractual terms. In addition, for impaired commercial mortgage loans, the Company evaluates the loss to dispose of the underlying collateral, any significant out of pocket expenses the loan may incur and other quantitative information management has concerning the loan. Portions of loans that are deemed uncollectible are written off against the allowance, and recoveries, if any, are credited to the allowance. See “Note 10—Investments—Commercial Mortgage Loans.”

Ex 99.4 - 9

Interest Income

The Company records interest income in net investment income and continues to recognize interest income on delinquent commercial mortgage loans until the loans are more than 90 days delinquent. Interest income and accrued interest receivable are reversed when a loan is put on non-accrual status. For loans that are less than 90 days delinquent, management may reverse interest income and the accrued interest receivable if there is a question on the collectability of the interest. Interest income on loans more than 90 days delinquent is recognized in the period the cash is collected. The Company resumes the recognition of interest income when the loan becomes less than 90 days delinquent and management determines it is probable that the loan will continue to perform.

Real Estate

Real estate is comprised of two components: real estate investments and real estate owned.

Real estate investment properties are stated at cost less accumulated depreciation. Generally, the Company depreciates this real estate using the straight-line depreciation method with property lives varying from 30 to 40 years. Accumulated depreciation for real estate totaled $10.4 million and $29.4 million at December 31, 2011 and 2010, respectively. The Company records impairments when it is determined that the decline in fair value of an investment below its carrying value is other than temporary. The impairment loss is charged to net capital losses, and the cost basis of the investment is permanently adjusted to reflect the impairment.

Real estate owned is initially recorded at the lower of cost or estimated net realizable value, which includes an estimate for disposal costs. This amount may be adjusted in a subsequent period as independent appraisals are received. The Company’s real estate owned is initially considered an investment held for sale and is expected to be sold within one year from acquisition. For any real estate expected to be sold, an impairment charge is recorded if the Company does not expect the investment to recover its carrying value prior to the expected date of sale. Properties held for sale are continuously reviewed for potential impairment.

Total real estate was $92.7 million at December 31, 2011, compared to $153.1 million at December 31, 2010. The $60.4 million decrease in total real estate during 2011 was primarily due to the sale and depreciation of real estate investments and the sale and impairment of real estate owned, partially offset by additional real estate owned properties acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure.

All Other Investments

Other Invested assets include low income housing tax credit investments, derivative financial instruments and policy loans. Valuation adjustments for these investments are recognized using the specific identification method.

Low income housing tax credit investments are carried at fair value and are accounted for under the equity method of accounting. Valuation adjustments are reported as capital losses.

Derivative financial instruments are carried at fair value, and valuation adjustments are reported as a component of net investment income. See “Note 11—Derivative Financial Instruments.”

Policy loans are stated at their aggregate unpaid principal balances and are secured by policy cash values.

Net investment income and capital gains and losses related to separate account assets and liabilities are included in the separate account assets and liabilities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and investments purchased with original maturities of three months or less at the time of acquisition. The carrying amount of cash equivalents approximates the fair value of those instruments.

DAC, VOBA and Other Intangible Assets

DAC, VOBA and other acquisition related intangible assets are generally originated through the issuance of new business or the purchase of existing business, either by purchasing blocks of insurance policies from other insurers or by the outright purchase of other companies. The Company’s intangible assets are subject to impairment tests on an annual basis or more frequently if circumstances indicate that carrying values may not be recoverable.

The Company defers certain acquisition costs that vary with and are directly related to the origination of new business and placing that business in force. Certain costs related to obtaining new business and acquiring business through reinsurance agreements

Ex 99.4 - 10

have been deferred and will be amortized to accomplish matching against related future premiums or gross profits as appropriate. The Company normally defers certain acquisition-related commissions and incentive payments, certain costs of policy issuance and underwriting, and certain printing costs. Assumptions used in developing DAC and amortization amounts each period include the amount of business in force, expected future persistency, withdrawals, interest rates and profitability. These assumptions are modified to reflect actual experience when appropriate. Additional amortization of DAC is charged to current earnings to the extent it is determined that future premiums or gross profits are not adequate to cover the remaining amounts deferred. Changes in actual persistency are reflected in the calculated DAC balance. Costs that are not directly associated with the acquisition of new business are not deferred as DAC and are charged to expense as incurred. Generally, annual commissions are considered expenses and are not deferred.

DAC for group and individual disability insurance products and group life insurance products is amortized over the life of related policies in proportion to future premiums. The Company amortizes DAC for group disability and life insurance products over the initial premium rate guarantee period, which averages 2.5 years. DAC for individual disability insurance products is amortized in proportion to future premiums over the life of the contract, averaging 20 to 25 years with approximately 50% and 75% expected to be amortized by years 10 and 15, respectively.

The Company’s individual deferred annuities and group annuity products are classified as investment contracts. DAC related to these products is amortized over the life of related policies in proportion to expected gross profits. For the Company’s individual deferred annuities, DAC is generally amortized over 30 years with approximately 55% and 95% expected to be amortized by years 5 and 15, respectively. DAC for group annuity products is amortized over 10 years with approximately 80% expected to be amortized by year five.

VOBA primarily represents the discounted future profits of business assumed through reinsurance agreements. The Company has established VOBA for a block of individual disability business assumed from Minnesota Life Insurance Company (“Minnesota Life”) and a block of group disability and group life business assumed from Teachers Insurance and Annuity Association of America (“TIAA”). VOBA is generally amortized in proportion to future premiums for group and individual disability insurance products and group life products. However, the VOBA related to the TIAA transaction associated with an in force block of group long term disability claims for which no ongoing premium is received is amortized in proportion to expected gross profits. If actual premiums or future profitability are inconsistent with the Company’s assumptions, the Company could be required to make adjustments to VOBA and related amortization. For the VOBA associated with the Minnesota Life block of business assumed, the amortization period is up to 30 years and is amortized in proportion to future premiums. The VOBA associated with the TIAA transaction is amortized in proportion to expected gross profits with an amortization period of up to 20 years.

Key assumptions, which will affect the determination of expected gross profits for determining DAC and VOBA balances, are:

•	Persistency.
•	Interest rates, which affect both investment income and interest credited.
•	Stock market performance.
•	Capital gains and losses.
•	Claim termination rates.
•	Amount of business in force.

These assumptions are modified to reflect actual experience when appropriate. Although a change in a single assumption may have an impact on the calculated amortization of DAC or VOBA for balances associated with investment contracts, it is the relationship of that change to the changes in other key assumptions that determines the ultimate impact on DAC or VOBA amortization. Because actual results and trends related to these assumptions vary from those assumed, we revise these assumptions annually to reflect our current best estimate of expected gross profits. As a result of this process, known as “unlocking,” the cumulative balances of DAC and VOBA are adjusted with an offsetting benefit or charge to income to reflect changes in the period of the revision. An unlocking event that results in an after-tax benefit generally occurs as a result of actual experience or future expectations being favorable compared to previous estimates. An unlocking event that results in an after-tax charge generally occurs as a result of actual experience or future expectations being unfavorable compared to previous estimates. As a result of unlocking, the amortization schedule for future periods is also adjusted.

Significant, unanticipated changes in key assumptions, which affect the determination of expected gross profits, may result in a large unlocking event that could have a material adverse effect on our financial position or results of operations. However, future changes in DAC and VOBA balances due to changes in underlying assumptions are not expected to be material.

Ex 99.4 - 11

The Company’s other intangible assets are subject to amortization and consist of certain customer lists from Asset Management business acquired and an individual disability marketing agreement. Customer lists have a combined estimated weighted-average remaining life of approximately 8.3 years. The marketing agreement accompanied the Minnesota Life transaction and provides access to Minnesota Life agents, some of whom now market Standard’s individual disability insurance products. The Minnesota Life marketing agreement will be fully amortized by the end of 2023.

Property and Equipment, Net

The following table sets forth the major classifications of the Company’s property and equipment and accumulated depreciation:

	00000000000000000	00000000000000000
	December 31,
(In millions)	2011	2010
Home office properties	$133.2	$130.8
Office furniture and equipment	54.2	58.3
Capitalized software	154.4	142.4
Leasehold improvements	12.6	11.7

Property and equipment, gross	354.4	343.2
Less: accumulated depreciation	253.1	231.7

Property and equipment, net	$101.3	$111.5

Property and equipment are stated at cost less accumulated depreciation. The Company depreciates property and equipment using the straight-line method over the estimated useful lives with a half-year convention. The estimated useful lives are generally 40 years for properties, range from three to ten years for equipment and range from three to five years for capitalized software. Leasehold improvements are depreciated over the lesser of the estimated useful life of the asset or the life of the lease. Depreciation expense for 2011, 2010 and 2009 was $28.0 million, $31.7 million and $31.4 million, respectively. The Company reviews property and equipment for impairment when circumstances or events indicate the carrying amount of the asset may not be recoverable and recognizes a charge to earnings if an asset is impaired.

Non-affiliated tenants leased 35.3%, 34.3% and 35.7% of the corporate headquarters in Portland, Oregon at December 31, 2011, 2010 and 2009, respectively. Income from the leases is included in net investment income.

Separate Account

Separate account assets and liabilities represent segregated funds held for the exclusive benefit of contract holders. The activities of the account primarily relate to contract holder-directed 401(k) contracts. Standard charges the separate account with asset management and plan administration fees associated with the contracts. Separate account assets are carried at fair value and separate account liabilities are carried at the amount of the related assets.

Reserves for Future Policy Benefits and Claims

Benefits and expenses are matched with recognized premiums to result in recognition of profits over the life of the contracts. The match is accomplished by recording a provision for future policy benefits and unpaid claims and claim adjustment expenses. For most of the Company’s product lines, management establishes and carries as a liability actuarially determined reserves that are calculated to meet the Company’s obligations for future policy benefits and claims. These reserves do not represent an exact calculation of the Company’s future benefit liabilities but are instead estimates based on assumptions and considerations concerning a number of factors, which include:

•	The amount of premiums that the Company will receive in the future.
•	The rate of return on assets the Company purchases with premiums received.
•	Expected number and severity of claims.
•	Expenses.
•	Persistency, which is the measurement of the percentage of premiums remaining in force from year to year.

In particular, the Company’s group and individual long term disability reserves are sensitive to assumptions and considerations regarding the following factors:

•	Claim incidence rates for incurred but not reported claim reserves.
•	Claim termination rates.
•	Discount rates used to value expected future claim payments.

Ex 99.4 - 12

•	Persistency rates.
•	The amount of monthly benefit paid to the insured, less reinsurance recoveries and other offsets.
•	Expense rates including inflation.
•	Historical delay in reporting of claims incurred.

Assumptions may vary by:

•	Age, gender and, for individual policies, occupation class of the claimant.
•	Year of issue for policy reserves or incurred date for claim reserves.
•	Time elapsed since disablement.
•	Contract provisions and limitations.

Other Policyholder Funds

Other policyholder funds are liabilities for investment-type contracts and are based on the policy account balances including accumulated interest. Other policyholder funds include amounts related to advanced premiums, premiums on deposit and experience rated liabilities totaling $419.4 million and $418.5 million at December 31, 2011 and 2010, respectively.

Recognition of Premiums

Premiums from group life and group and individual disability contracts are recognized as revenue when due. Investment-type contract fee revenues consist of charges for policy administration and surrender charges assessed during the period. Charges related to services to be performed are deferred until earned. The amounts received in excess of premiums and fees are included in other policyholder funds in the consolidated balance sheets. Experience rated refunds are computed in accordance with the terms of the contracts with certain group policyholders and are accounted for as an adjustment to premiums.

Income Taxes

The Company files a U.S. consolidated income tax return that includes all subsidiaries. The Company’s U.S. income tax is calculated using regular corporate income tax rates on a tax base determined by laws and regulations administered by the Internal Revenue Service (“IRS”). The Company also files corporate income tax returns in various states. The provision for income taxes includes amounts currently payable and deferred amounts that result from temporary differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply when the temporary differences are expected to reverse.

GAAP requires management to use a more likely than not standard to evaluate whether, based on available evidence, each deferred tax asset will be realized. A valuation allowance is recorded to reduce a deferred tax asset to the amount expected to be realized.

Management is required to determine whether tax return positions are more likely than not to be sustained upon audit by taxing authorities. Tax benefits of uncertain tax positions, as determined and measured by this interpretation, cannot be recognized in the Company’s financial statements.

The Company records income tax interest and penalties in the income tax provision according to the Company’s accounting policy. See “Note 7—Income Taxes.”

Accumulated Other Comprehensive Income

The following table sets forth the components of accumulated other comprehensive income:

	00000000000000	00000000000000
	December 31,
(In millions)	2011	2010
Net unrealized capital gains on fixed maturity securities	$315.2	$217.7
Employee benefit plans	(80.1)	(56.8)

Total accumulated other comprehensive income	$235.1	$160.9

Ex 99.4 - 13

Other Comprehensive Income

Other comprehensive income includes changes in unrealized capital gains and losses on fixed maturity securities, net of the related tax effects, and changes in unrealized prior service costs and credits and net gains and losses associated with the Company’s employee benefit plans, net of the related tax effects.

The following table sets forth other comprehensive income:

	00000000000	00000000000	00000000000
	Years ended December 31,
(In millions)	2011	2010	2009
Unrealized gains on fixed maturity securities:
Net unrealized capital gains on fixed maturity securities	$159.3	$157.2	$326.7
Less: tax effects	55.9	56.7	115.9

Net unrealized capital gains on fixed maturity securities, net of tax	103.4	100.5	210.8

Net reclassifications adjustment for net capital (gains) losses included in net income	(9.1)	(15.4)	5.5
Less: tax effects	(3.2)	(5.8)	2.0

Net reclassifications adjustment for realized net capital (gains) losses, net of tax	(5.9)	(9.6)	3.5

Total net unrealized gains on fixed maturity securities	97.5	90.9	214.3

Employee benefit plans:
Net prior service (cost) credit and net (losses) gains arising during the period	(40.9)	(7.7)	12.9
Less: tax effects	(14.3)	(2.7)	4.5

Net prior service (cost) credit and net (losses) gains arising during the period, net of tax	(26.6)	(5.0)	8.4

Net reclassification adjustment for amortization to net periodic pension cost	5.0	5.6	7.6
Less: tax effects	1.7	2.0	2.7

Net reclassification adjustment for amortization to net periodic pension cost, net of tax	3.3	3.6	4.9

Total unrealized changes in employee benefit plans	(23.3)	(1.4)	13.3

Total other comprehensive income, net of tax	$74.2	$89.5	$227.6

Accounting Pronouncements

ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU No. 2011-04 is intended to converge GAAP and International Financial Reporting Standards (“IFRS”) requirements for measuring fair value and disclosing information about fair value measurements. This ASU is not expected to have a significant impact on GAAP. Key provisions of the ASU include:

a.	The grouping of financial instruments for the purpose of determining fair value being prohibited.

b.	The use of a blockage factor to all fair value measurements also being prohibited.

c.	The requirement that for recurring Level 3 fair value measurements entities must disclose quantitative information about unobservable inputs, a description of the valuation process used and qualitative details about the sensitivity of the measurements.

d.	The requirement to disclose the fair value by level for each class of assets and liabilities not measured at fair value in the statement of financial position, but for which the fair value is required to be disclosed.

ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011. The Company is currently assessing the impact that this pronouncement will have on its disclosures, but does not expect a material effect to its financial statements.

ASU No. 2011-05, Presentation of Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. ASU No. 2011-05 outlines two acceptable methods of presenting comprehensive income in the financial statements. Entities are required to present other comprehensive income in a single continuous statement with net income or present the components of net income and other comprehensive income in two separate, consecutive statements.

Ex 99.4 - 14

ASU No. 2011-05 is effective for interim and annual periods beginning after December 15, 2011. The Company will continue to present other comprehensive income in a single financial statement with net income and does not expect this ASU to have a material effect on its presentation of financial statements.

ASU No. 2011-08, Testing Goodwill for Impairment

In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment. ASU No. 2011-08 is intended to reduce the cost and complexity of performing the first step of the two-step goodwill impairment test required under Topic 350, Intangibles-Goodwill and Other. Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step one of the goodwill impairment test).

If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. If it is not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be performed. Because the qualitative assessment is optional, entities may bypass it for any reporting unit in any period and begin their impairment analysis with the quantitative calculation in step one.

ASU No. 2011-08 is effective for interim and annual periods beginning after December 15, 2011. As this ASU provides optional qualitative analysis, the Company does not expect this ASU to have a material effect on its goodwill testing or disclosure in the financial statements.

ASU 2011-11, Disclosures about Offsetting Assets and Liabilities

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The main objective of ASU No. 2011-11 is to enhance disclosures for financial instruments and derivative instruments which have right of setoff conditions. Under the guidance provided in this ASU, entities would be required to disclose the amounts offset in determining the net amounts presented in their statements of financial position. The amount of both the recognized asset and the recognized liability subject to setoff under the same arrangement will become a required disclosure.

ASU No. 2011-11 is effective for interim and annual periods beginning on or after January 1, 2013. The Company does not currently have exposure to hedges, derivatives or master netting arrangements that would be subjected to these additional disclosures. Therefore, the Company does not expect this ASU to have a material effect on its asset and liability disclosures in its statements of financial position.

2.	NET INCOME PER COMMON SHARE

Net income per basic common share was calculated by dividing net income by the weighted-average number of common shares outstanding. Net income per diluted common share, as calculated using the treasury stock method, reflects the potential dilutive effects of stock award grants and exercises of dilutive outstanding stock options. The computation of diluted weighted-average earnings per share does not include stock options with an option exercise price greater than the average market price because they are antidilutive and inclusion would increase earnings per share.

The following table sets forth the calculation of net income per basic and diluted weighted-average common shares outstanding:

	Years ended December 31,
(Dollars in millions—except per share data)	2011	2010	2009
Net income (in millions)	$136.7	$185.9	$205.5
Basic weighted-average common shares outstanding	44,876,650	46,774,277	48,932,908
Stock options	131,926	228,193	105,263
Stock awards	7,494	3,758	6,372

Diluted weighted-average common shares outstanding	45,016,070	47,006,228	49,044,543

Net income per common share:
Net income per basic common share	$3.05	$3.97	$4.20
Net income per diluted common share	3.04	3.95	4.19
Antidilutive shares not included in net income per diluted common share calculation	1,974,242	1,150,075	1,967,483

Ex 99.4 - 15

3.	SHARE-BASED COMPENSATION

The Company has two active share-based compensation plans: the 2002 Stock Incentive Plan (“2002 Plan”) and the 1999 Employee Share Purchase Plan (“ESPP”). The 2002 Plan authorizes the Board of Directors to grant incentive or non-statutory stock options and stock awards to eligible employees and certain related parties. Of the 4.8 million shares of common stock authorized for the 2002 Plan, 1.3 million shares or options for shares remain available for grant at December 31, 2011. The Company’s ESPP allows eligible employees to purchase StanCorp common stock at a discount. Of the 2.0 million shares authorized for the ESPP, 0.2 million shares remain available for issuance at December 31, 2011.

The following table sets forth the total compensation cost and related income tax benefit under the Company’s share-based compensation plans:

	00000000000000	00000000000000	00000000000000
	Years ended December 31,
(In millions)	2011	2010	2009
Compensation cost	$5.9	$5.3	$9.6
Related income tax benefit	2.1	1.9	3.4

The Company has provided three types of share-based compensation pursuant to the 2002 Plan: option grants, stock award grants and director stock award grants.

Option Grants

Options are granted to directors, officers and certain non-officer employees. Directors typically receive annual grants in amounts determined by the Nominating & Corporate Governance Committee of the Board of Directors and executive officers typically receive annual grants in amounts determined by the Organization & Compensation Committee of the Board of Directors. Each director who is not an employee of the Company receives annual stock options with a fair value equal to $50,000 on the date of the annual shareholders meeting. Non-executive officers typically receive annual grants as determined by management. Officers may also receive options when hired or promoted to an officer position. In addition, the Chief Executive Officer has authority to award a limited number of options at his discretion to non-executive officers and other employees. Options are granted with an exercise price equal to the closing market price of StanCorp common stock on the grant date. Directors’ options vest after one year with other options generally vesting in four equal installments on the first four anniversaries of the vesting reference date. Option awards to certain officers vest if the officer’s employment is terminated by the Company without cause or the officer terminates for good reason within 24 months after a change of control of the Company as defined in the Company’s change of control agreement. Options generally expire 10 years from the grant date.

The following table sets forth a summary of option activity and options outstanding and exercisable:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)	Total Intrinsic Value
Outstanding, January 1, 2009	2,515,566	$38.42	6.1	$16,301,078
Granted	523,501	37.08
Exercised	(101,903)	18.17
Forfeited	(110,146)	43.08
Expired	(33,542)	20.42

Outstanding, December 31, 2009	2,793,476	38.94	6.0	13,272,319

Granted	283,752	42.12
Exercised	(279,270)	29.17
Forfeited	(114,465)	46.17
Expired	(3,000)	19.24

Outstanding, December 31, 2010	2,680,493	40.01	5.6	17,226,460

Granted	272,785	44.18
Exercised	(120,880)	29.10
Forfeited	(42,837)	42.78
Expired	(5,200)	42.73

Outstanding, December 31, 2011	2,784,361	$40.84	5.1	$5,947,355

Options outstanding and exercisable:
Vested or expected to be vested, December 31, 2011	2,758,689	$40.83	5.1	$5,923,768
Fully vested and exercisable, December 31, 2011	2,270,916	40.60	4.4	5,475,610

Ex 99.4 - 16

The fair value of each option award was estimated using the Black-Scholes option pricing model as of the grant date using the assumptions noted in the following table. The Black-Scholes option pricing model uses the expected term as an input with the calculated option value varying directly with the length of time until exercise. The Company bases its estimate of the expected term on an analysis of the historical exercise experience of similar options granted to similar employee or director groups. The expected term given below represents the weighted-average expected term of options granted. Expected stock price volatility is based on the volatility of StanCorp common stock price over the prior period equal in duration to the expected term. The dividend rate is the rate expected to be paid over the expected term, generally estimated to be equal to the rate for the year prior to the grant. The risk-free rate is the interest rate on a U.S. Treasury bond of a maturity closest to the expected term of the option granted.

The following table sets forth the weighted-average assumptions used to determine the fair value of option grants:

	000000000000	000000000000	000000000000
	Years ended December 31,
	2011	2010	2009
Dividend yield	1.97%	1.91%	2.10%
Expected stock price volatility	46.24	45.61	39.51
Risk-free interest rate	2.35	2.75	1.83
Expected option lives	5.7 years	5.7 years	5.4 years

The weighted-average grant date fair value of options granted was $16.87, $16.16 and $11.52 for 2011, 2010, and 2009, respectively. The total intrinsic value of the options exercised was $1.8 million, $4.5 million and $1.4 million for the same periods, respectively. The amount that the Company received from the exercise of stock options was $3.5 million, $8.1 million and $1.9 million for 2011, 2010 and 2009, respectively. The related tax benefit derived from the tax deduction received by the Company for the difference between the market price of StanCorp common stock and the exercise price when the options were exercised was $0.6 million, $1.6 million and $0.5 million for 2011, 2010 and 2009, respectively.

The compensation cost of stock options is recognized over the vesting period, which is also the period over which the grantee must provide services to the Company. At December 31, 2011, the total compensation cost related to unvested option awards that had not yet been recognized in the financial statements was $6.1 million. This compensation cost will be recognized over a weighted-average period of 2.2 years. During 2009, certain executive officers of the Company retired, upon which the vesting of some of their options was accelerated in accordance with their option agreements. The accelerated vesting resulted in recognition of $1.8 million of additional compensation cost for 2009.

Stock Award Grants

The Company grants annual performance-based stock awards to designated senior officers as long-term incentive compensation. Under the 2002 Plan, the Company had 0.7 million shares available for issuance as stock award grants at December 31, 2011.

In years prior to 2008, the performance-based stock awards consisted of restricted shares (60%) and cash performance units (40%), which represent a right to receive cash equal to the value of one share of StanCorp common stock. The restricted shares and cash performance units were subject to forfeiture if continued employment and financial performance criteria were not met.

The compensation cost of these awards was measured using an estimate of the number of restricted shares and cash performance units that will vest at the end of the performance period, multiplied by the fair value of the awards. For restricted shares, the fair value was measured as the closing market price of StanCorp common stock on the grant date. For cash performance units, the fair value was measured as the closing market price of StanCorp common stock on the date of the financial statements.

The following table sets forth a summary of the activity of performance-based restricted shares and cash performance units outstanding:

	Restricted Shares	Cash Units	Weighted-Average Grant Date Fair Value
Unvested balance, January 1, 2009	36,247	$23,941	$50.15
Granted	—	—
Vested	(15,959)	(10,550)
Forfeited	(20,288)	(13,391)

Unvested balance, December 31, 2009	—	$—	$—

Ex 99.4 - 17

As of December 31, 2009, there were no unvested restricted shares or cash units. The total value of restricted shares vested and cash performance units paid was $0.8 million for 2009. There were no restricted shares that vested or cash units paid for 2011 or 2010.

In 2006, the Organization & Compensation Committee of the Board of Directors approved a revised form of long-term incentive award agreement to be used in connection with future grants of performance-based stock awards (“Performance Shares”) to designated senior officers. Under the new agreement, Performance Share grants represent the maximum number of shares issuable to the designated senior officers and are generally granted two years before the beginning of the performance period. The actual number of shares issued at the end of the performance period is based on satisfaction of employment and Company financial performance conditions, with a portion of the shares withheld to cover required tax withholding. The new agreement replaced the restricted shares and cash performance unit arrangement previously used.

The following table sets forth a summary of the activity of Performance Shares outstanding:

	Performance Shares	Weighted-Average Grant Date Fair Value
Unvested balance, January 1, 2009	145,722	$47.95
Granted	109,884
Vested	(21,082)
Forfeited	(120,435)

Unvested balance, December 31, 2009	114,089	38.97

Granted	64,790
Vested	(8,027)
Forfeited	(43,194)

Unvested balance, December 31, 2010	127,658	34.99

Granted	116,978
Vested	(6,504)
Forfeited	(47,164)

Unvested balance, December 31, 2011	190,968	44.05

The Company issued 4,906, 10,276, and 3,221 shares of StanCorp common stock for 2011, 2010 and 2009, respectively, to redeem Performance Shares that vested following the 2010, 2009 and 2008 performance periods, net of Performance Shares withheld to cover the required taxes.

The fair value of the Performance Shares is determined based on the closing market price of StanCorp common stock on the grant date.

The compensation cost that the Company will ultimately recognize as a result of these stock awards is dependent on the Company’s financial performance. Assuming that the maximum performance is achieved for each performance goal, $8.4 million in additional compensation cost would be recognized through 2013. The target or expected payout is 70% of the maximum Performance Shares for the 2012 performance period and 50% of the maximum Performance Shares for the 2013 performance period. A target payout for these periods would result in approximately $4.8 million of additional compensation cost through 2013. This cost is expected to be recognized over a weighted-average period of 1.6 years.

Director Stock Grants

Each director who is not an employee of the Company receives annual compensation of StanCorp common stock with a fair value equal to $50,000 based on the closing market price of StanCorp common stock on the day of the annual shareholders meeting, in addition to annual stock option grants.

The Company issued 10,399, 14,823, and 10,339 shares of StanCorp common stock for 2011, 2010 and 2009, respectively, related to the annual Director stock grant. The weighted-average fair value per share for the shares issued was $43.00, $44.81, and $28.19 for the same periods, respectively.

Ex 99.4 - 18

Employee Share Purchase Plan

The Company’s ESPP allows eligible employees to purchase StanCorp common stock at a 15% discount of the lesser of the closing market price of StanCorp common stock on either the commencement date or the final date of each six-month offering period. Under the terms of the plan, each eligible employee may elect to have up to 10% of the employee’s gross total cash compensation for the period withheld to purchase StanCorp common stock. No employee may purchase StanCorp common stock having a fair market value in excess of $25,000 in any calendar year.

The compensation cost for the ESPP is measured as the sum of the value of the 15% discount and the value of the embedded six-month option. The value of the discount is equal to 15% of the fair market value of the purchase price of the common stock. The value of the embedded option is calculated using the Black-Scholes option pricing model and the assumptions noted in the following table. Expected stock price volatility was based on the volatility of the price of StanCorp common stock during the six months preceding the offering period. The risk-free rate was based on the six-month U.S. Treasury yield curve in effect at the time of the grant.

The following table sets forth the assumptions used to determine the fair value of the ESPP embedded option:

Years ended December 31,
	2011	2010	2009
Dividend yield	1.85-2.11%	1.81-1.93%	1.81-2.70%
Expected stock price volatility	22.03-25.63	28.68-33.93	86.97-98.08
Risk-free interest rate	0.10-0.18	0.15-0.17	0.28-0.31
Expected option lives	0.5 years	0.5 years	0.5 years

The following table sets forth the fair value per share, compensation cost and related income tax benefit under the Company’s ESPP:

	0000000000	0000000000	0000000000
	Years ended December 31,
(In millions except per share data)	2011	2010	2009
Weighted-average fair value per share for the Company’s ESPP offerings	$9.46	$9.92	$12.82
Compensation cost	1.2	1.3	2.9
Related income tax benefit	0.4	0.5	1.0

Ex 99.4 - 19

4.	RETIREMENT BENEFITS

Pension Benefits

The Company has two non-contributory defined benefit pension plans: the employee pension plan and the agent pension plan. The employee pension plan is for all eligible employees of the Company, and the agent pension plan is for former field employees and agents. The defined benefit pension plans provide benefits based on years of service and final average pay. Both plans are sponsored by Standard and administered by Standard Retirement Services and are closed to new participants. Participation in the defined benefit pension plans is generally limited to eligible employees whose date of employment began before 2003.

Under the employee pension plan, a participant is entitled to a normal retirement benefit once the participant reaches age 65. A participant can also receive a normal, unreduced retirement benefit once the sum of his or her age plus years of service is at least 90.

The Company recognizes the funded status of the pension plans as an asset or liability on the balance sheet. The funded status is measured as the difference between the fair value of the plan assets and the projected benefit obligation as of the year-end balance sheet date.

The following table sets forth a reconciliation of the changes in the pension plans’ projected benefit obligations, fair value of plan assets and the funded status:

	$()000.0	$()000.0	$()000.0
	Years ended December 31,
(In millions)	2011	2010	2009
Change in benefit obligation:
Projected benefit obligation at beginning of the year	$(323.7)	$(295.1)	$(270.3)
Service cost	(9.2)	(8.9)	(8.9)
Interest cost	(17.5)	(16.6)	(15.7)
Actuarial loss	(29.0)	(9.9)	(6.4)
Benefits Paid	7.8	6.8	6.2

Projected benefit obligation at end of the year	(371.6)	(323.7)	(295.1)

Change in fair value of plan assets:
Fair value of plan assets at beginning of the year	292.6	264.6	229.3
Actual return on plan assets	7.0	28.9	41.5
Employer contributions	58.0	6.0	—
Benefits paid and estimated expenses	(7.9)	(6.9)	(6.2)

Fair value of plan assets at end of the year	349.7	292.6	264.6

Funded status at end of the year	$(21.9)	$(31.1)	$(30.5)

The following table sets forth the projected and accumulated benefit obligations and the fair value of the plan assets for the pension plans:

	$()00000	$()00000	$()00000
	Years ended December 31,
(In millions)	2011	2010	2009
Projected benefit obligation	$371.6	$323.7	$295.1
Accumulated benefit obligation	337.5	280.9	252.2
Fair value of plan assets	349.7	292.6	264.6

The Company recognizes as a component of accumulated other comprehensive income, net of tax, the actuarial gains or losses, prior service costs or credits, and transition assets that have not yet been recognized as components of net periodic benefit cost.

Ex 99.4 - 20

The following table sets forth the amounts recognized in accumulated other comprehensive income:

	$000000	$000000	$000000
	Years ended December 31,
(In millions)	2011	2010	2009
Net Loss	$70.1	$44.1	$46.2
Prior service cost	3.1	3.5	4.0

Total recognized in accumulated other comprehensive income	$73.2	$47.6	$50.2

The estimated net loss and prior service cost for the pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2012 are $8.5 million and $0.6 million, respectively.

The following table sets forth the components of net periodic benefit cost, other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss, and assumptions used in the measurement of the net periodic benefit cost and the benefit obligations:

	$(00.0)	$(00.0)	$(00.0)
	Years ended December 31,
(Dollars in millions)	2011	2010	2009
Components of net periodic benefit cost:
Service cost	$9.3	$9.0	$9.0
Interest cost	17.5	16.6	15.7
Expected return on plan assets	(22.1)	(20.0)	(17.3)
Amortization of prior service cost	0.6	0.6	0.6
Amortization of net actuarial loss	4.0	4.3	6.9

Net periodic benefit cost	9.3	10.5	14.9

Other changes in plan assets and benefit obligation recognized in other comprehensive income:
Net loss (gain)	44.1	1.0	(17.9)
Amortization of prior service cost	(0.6)	(0.6)	(0.6)
Amortization of net actuarial loss	(4.0)	(4.3)	(6.9)

Total recognized in other comprehensive income	39.5	(3.9)	(25.4)

Total recognized in net periodic benefit cost and other comprehensive income	$48.8	$6.6	$(10.5)

Weighted-average assumptions:
Assumptions used for net periodic benefit cost:
Discount rate	5.50%	5.75%	6.00%
Expected return on plan assets	7.68	7.66	7.65
Rate of compensation increase	4.50	4.50	4.50
Assumptions used to determine benefit obligations:
Discount rate	4.50%	5.50%	5.75%
Rate of compensation increase	3.25	4.50	4.50

The long-run rate of return for the employee pension plan portfolio is derived by calculating the average return for the portfolio monthly, from 1971 to the present, using the average mutual fund manager returns in each asset category, weighted by the target allocation to each category.

The Company made contributions of $58.0 million and $6.0 million to the employee pension in 2011 and 2010, respectively. The Company did not make a contribution in 2009. The Company is not obligated to make any contributions to its pension plans for 2012. In addition, no plan assets are expected to be returned to the Company in 2012.

The following table sets forth the expected benefit payments for the Company’s pension plans:

(In millions)	Amount
2012	$9.3
2013	10.4
2014	11.3
2015	12.5
2016	13.7
2017-2021	87.7

Ex 99.4 - 21

The investment goal of the employee pension plan is to produce long-run portfolio returns that are consistent with reasonable contribution rates and a well-funded plan. To manage the overall risk of the portfolio, the portfolio is reviewed quarterly and rebalanced as necessary to keep the allocation of debt and equity securities within target allocation tolerance levels. The equity securities include pooled separate account funds comprised of large cap growth, large cap blend, large cap value, mid cap blend and foreign mutual funds and are diversified across investment strategies. The employee pension plan held no StanCorp equity securities as plan assets at December 31, 2011 and 2010. The plan invests in a stable asset fund comprised of debt securities represented by a Deposit Administration Contract with Standard. Standard maintains the contributions in an unallocated fund, whose assets are invested with other assets in the general account of Standard. The account is credited with earnings on the underlying investments and charged for plan withdrawals and administrative expenses charged by Standard Retirement Services. The stable asset fund contract may subject the plan to concentrations of risk as its contract value is dependent on the ability of Standard to honor its contractual commitments. There are no reserves against the contract value for credit risk of Standard or otherwise.

The investment goal of the agent pension plan is to invest in stable value assets in order to maintain its funded status.

The following table sets forth the Company’s target and actual weighted-average asset allocations for the pension plans:

	000000	000000	000000
	December 31,
	2011	2011	2010
(In millions)	Target	Actual	Actual
Asset Category:
Equity securities	50.0%	45.8%	49.9%
Debt securities	50.0	54.2	50.1

Total	100.0%	100.0%	100.0%

Pension plan assets are recorded at fair value and are disclosed below using a three-level hierarchy. See “Note 9—Fair Value” for additional fair value information. The fair values of pooled separate accounts are valued daily based upon quoted market prices in an active market and are classified as Level 1 assets. Pooled separate accounts are recorded at fair value on a recurring basis. The fair value of the stable asset fund is included in the financial statements at the Deposit Administration Contract value. The contract value approximates fair value, as the contract crediting rate resets annually, and the contracts are fully benefit-responsive and are classified as a Level 2 asset. Contract value represents contributions made under the contracts, plus earnings, less withdrawals and administrative expenses.

The following tables set forth the estimated fair values of assets and liabilities measured and recorded at fair value on a recurring basis:

	000000	000000	000000	000000
	December 31, 2011
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Equity securities:
Pooled separate account funds:
Large cap growth	$33.0	$33.0	$—	$—
Large cap blend	49.4	49.4	—	—
Large cap value	16.4	16.4	—	—
Mid cap blend	46.4	46.4	—	—
Foreign	14.8	14.8	—	—

Total pooled separate account funds	160.0	160.0	—	—

Debt securities:
Stable asset fund	189.7	—	189.7	—

Total	$349.7	$160.0	$189.7	$—

Ex 99.4 - 22

	000000	000000	000000	000000
	December 31, 2010
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Equity securities:
Pooled separate account funds:
Large cap growth	$29.2	$29.2	$—	$—
Large cap blend	42.7	42.7	—	—
Large cap value	13.6	13.6	—	—
Mid cap blend	46.5	46.5	—	—
Foreign	13.9	13.9	—	—

Total pooled separate account funds	145.9	145.9	—	—

Debt securities:
Stable asset fund	146.7	—	146.7	—

Total	$292.6	$145.9	$146.7	$—

There were no transfers into or out of Level 3 for 2011. The following table sets forth the reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable Level 3 inputs for December 31, 2010:

	Year ended December 31, 2010
	Total Realized/Unrealized Gains (Losses)
(In millions)	Beginning Asset (Liability) Balance as of December 31, 2009	Included in Net Income	Included in Other Comprehensive Income (Loss)	Purchases, Sales, Issuances and Settlements	Transfer in to Level 3	Transfer out of Level 3	Ending Asset (Liability) Balance as of December 31, 2010
Assets:
Debt securities Stable asset fund	$129.6	$—	$—	$—	$—	$(129.6)	$—

As a result of inputs used during the current period to estimate the fair value of stable asset fund, Plan management has categorized the stable asset fund as having Level 2 inputs at December 31, 2010. The valuation methods may produce fair value calculations that may not be indicative of net realizable values or reflective of future fair values. See “Note 9—Fair Value” for further disclosure on valuation methods. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Deferred Compensation Plans

Eligible employees are covered by a qualified deferred compensation plan sponsored by Standard under which a portion of the employee contribution is matched. Employees not eligible for the employee pension plan are eligible for an additional non-elective employer contribution. Contributions to the plan for 2011, 2010 and 2009 were $10.3 million, $10.0 million and $10.5 million, respectively.

Eligible executive officers, directors, agents and group producers may participate in one of several non-qualified deferred compensation plans under which a portion of the deferred compensation for participating executive officers, agents and group producers is matched. The liability for the plans was $10.7 million and $10.5 million at December 31, 2011 and 2010, respectively.

Postretirement Benefits Other Than Pensions

Standard sponsors and administers a postretirement benefit plan that includes medical, prescription drug benefits and group term life insurance. The group term life insurance benefit was curtailed as of December 31, 2011. Eligible retirees are required to contribute specified amounts for medical and prescription drug benefits that are determined periodically and are based on retirees’ length of service and age at retirement. Participation in the postretirement benefit plan is limited to employees who had reached the age of 40, or whose combined age and length of service was equal to or greater than 45 years as of January 1, 2006. This plan is closed to new participants.

The Company recognizes the funded status of the postretirement benefit plan as an asset or liability on the balance sheet. The funded status is measured as the difference between the fair value of the plan assets and the accumulated benefit obligation.

Ex 99.4 - 23

The following table sets forth a reconciliation of the changes in the postretirement benefit plan’s accumulated benefit obligation, fair value of plan assets and the funded status:

	Years ended December 31,
(In millions)	2011	2010	2009
Change in postretirement benefit obligation:
Accumulated postretirement benefit obligation at beginning of the year	$(40.5)	$(33.9)	$(25.0)
Service cost	(1.5)	(1.6)	(1.3)
Interest cost	(2.1)	(2.1)	(1.8)
Plan amendments	8.0	—	—
Actuarial loss	(5.4)	(3.5)	(6.3)
Benefits Paid	0.5	0.6	0.5

Accumulated postretirement benefit obligation at end of the year	(41.0)	(40.5)	(33.9)

Change in fair value of postretirement plan assets:
Fair value of plan assets at beginning of the year	18.2	18.1	17.0
Actual return on plan assets	2.7	0.2	1.4
Employer contributions	0.3	0.5	0.2
Benefits paid and estimated expenses	(0.5)	(0.6)	(0.5)

Fair value of plan assets at end of the year	20.7	18.2	18.1

Funded status at end of the year	$(20.3)	$(22.3)	$(15.8)

The gains and losses, and prior service costs or credits excluded from the projected benefit obligation are recognized as a component of accumulated other comprehensive income, net of tax.

The following table sets forth the amounts recognized in accumulated other comprehensive income:

	December 31,
(In millions)	2011	2010	2009
Net loss	$2.2	$4.5	$5.0
Prior service credit	(1.0)	(0.7)	(0.9)

Total recognized in accumulated other comprehensive income	$1.2	$3.8	$4.1

The estimated prior service cost for the postretirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2012 is $0.4 million. The projected discounted cash flow obligation for the postretirement benefit plan was $48.5 million and $50.1 million at December 31, 2011 and 2010, respectively.

The following table sets forth the assumed health care cost trend rates for next year:

	Years ended December 31,
	2011	2010
Medical	7.50%	7.80%
Prescriptions	8.10	8.70
HMO (Blended)	6.80	8.60
Rate to which the cost trend is assumed to decline (the ultimate trend rate)*	4.50	4.50

*	Year that the rate reaches the ultimate trend is 2027.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

(In millions)	1% Point Increase	1% Point Decrease
Effect on total of service and interest cost	$0.5	$(0.4)
Effect on postretirement benefit obligation	7.1	(5.6)

Ex 99.4 - 24

The following table sets forth the components of net periodic benefit cost, other changes in plan assets and benefit obligations recognized in other comprehensive income, and assumptions used in the measurement of the postretirement net periodic benefit cost and the postretirement benefit obligations:

	Years ended December 31,
(Dollars in millions)	2011	2010	2009
Components of net periodic benefit cost:
Service cost	$1.5	$1.6	$1.3
Interest cost	2.1	2.1	1.8
Expected return on plan assets	(0.8)	(0.9)	(1.2)
Amortization of prior service cost	(0.3)	(0.3)	(0.3)
Amortization of net actuarial loss	0.1	0.2	—
Curtailment loss	0.7	—	—

Net periodic benefit cost	3.3	2.7	1.6

Other changes in plan assets and benefit obligation recognized in other comprehensive income:
Net loss	6.1	3.9	4.4
Amortization of prior service cost	0.2	0.3	0.3
Amortization of net actuarial loss	(0.1)	(0.2)	—

Total recognized in other comprehensive income	6.2	4.0	4.7

Total recognized in net periodic benefit cost and other comprehensive income	$9.5	$6.7	$6.3

Weighted-average assumptions:
Assumptions used for net periodic benefit cost:
Discount rate	5.50%	5.75%	6.00%
Expected return on plan assets	4.50	4.75	5.00
Rate of compensation increase graded by age	5.00	5.00	4.50
Assumptions used to determine benefit obligations:
Discount rate	4.50%	5.50%	5.75%
Rate of compensation increase graded by age	n/a *	5.00	5.00

*	Assumption for rate of compensation increase was not applicable in determining benefit obligations for 2011 due to curtailment of group term life insurance benefit as of December 31, 2011.

The Company contributed $0.3 million and $0.5 million to fund the postretirement benefit plan in 2011 and 2010, respectively. The Company expects to make contributions of $0.5 million to its postretirement benefit plan in 2012. No plan assets are expected to be returned to the Company in 2012.

The following table sets forth the expected benefit payments for the Company’s postretirement benefit plan:

(In millions)	Amount
2012	$1.1
2013	1.2
2014	1.3
2015	1.4
2016	1.5
2017-2021	9.6

The investment goal of the postretirement plan is to produce a steady return on plan assets to maintain its funded status. To achieve this goal, the Company’s postretirement benefit plan assets are comprised primarily of municipal bonds and cash and cash equivalents.

Ex 99.4 - 25

The following table sets forth the Company’s target and actual weighted-average asset allocations for the postretirement medical plan:

	000000	000000	000000
	Years ended December 31,
	2011	2011	2010
(In millions)	Target	Actual	Actual
Asset category:
Debt securities	95.0%	98.1%	94.0%
Cash and cash equivalents	5.0	1.9	6.0

Total	100.0%	100.0%	100.0%

Postretirement benefit plan assets are recorded at fair value and are disclosed below using a three-level hierarchy. See “Note 9—Fair Value” for additional fair value information. As there was not an active market for the Company’s municipal bond holdings at December 31, 2011, the municipal bonds were valued using Level 2 measurements.

The following tables set forth the estimated fair values of assets and liabilities measured and recorded at fair value on a recurring basis:

	000000	000000	000000	000000
	December 31, 2011
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Debt securities:
Municipal bonds	$20.3	$—	$20.3	$—
Cash and cash equivalents	0.4	0.4	—	—

Total	$20.7	$0.4	$20.3	$—

	000000	000000	000000	000000
	December 31, 2010
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Debt securities:
Municipal bonds	$17.1	$—	$17.1	$—
Cash and cash equivalents	1.1	1.1	—	—

Total	$18.2	$1.1	$17.1	$—

Non-Qualified Supplemental Retirement Plan

Eligible executive officers are covered by a non-qualified supplemental retirement plan (“non-qualified plan”). Under the non-qualified plan, a participant is entitled to a normal retirement benefit once the participant reaches age 65. A participant can also receive a normal, unreduced retirement benefit once the sum of his or her age plus years of service is at least 90. The Company recognizes the unfunded status of the non-qualified plan in other liabilities on the balance sheet. The unfunded status was $28.5 million and $26.7 million at December 31, 2011 and 2010, respectively. Expenses were $2.5 million $2.8 million and $2.1 million for 2011, 2010 and 2009, respectively. At December 31, 2011 the net loss and prior service cost, net of tax, excluded from the net periodic benefit cost and reported as a component of accumulated other comprehensive income were $5.7 million.

SEGMENTS

StanCorp operates through two reportable segments: Insurance Services and Asset Management, as well as an Other category. Subsidiaries, or operating segments, have been aggregated to form the Company’s reportable segments. Resources are allocated and performance is evaluated at the segment level. The Insurance Services segment offers group and individual disability insurance, group life and AD&D insurance, group dental and group vision insurance, and absence management services. The Asset Management segment offers full-service 401(k) plans, 403(b) plans, 457 plans, defined benefit plans, money purchase pension plans, profit sharing plans and non-qualified deferred compensation products and services. This segment also offers investment advisory and management services, financial planning services, commercial mortgage loan origination and servicing, individual fixed-rate annuity products, group annuity contracts and retirement plan trust products. The Other category includes return on capital not allocated to the product

Ex 99.4 - 26

segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. See “Note 1—Summary of Significant Accounting Policies.”

Intersegment revenues are comprised of administrative fee revenues charged by the Asset Management segment to manage the fixed maturity securities—available-for-sale (“fixed maturity securities”) and commercial mortgage loan portfolios for the Company’s insurance subsidiaries.

The following table sets forth intersegment revenues:

	Years ended December 31,
(In millions)	2011	2010	2009
Intersegment administrative fee revenues	$16.7	$14.8	$13.9

Ex 99.4 - 27

The following table sets forth premiums, administrative fee revenues and net investment income by major product line or category within each of the Company’s segments:

	Years ended December 31,
(In millions)	2011	2010	2009
Premiums:
Insurance Services:
Group life and AD&D	$892.6	$835.7	$819.6
Group long term disability	803.3	799.9	825.6
Group short term disability	208.0	203.7	205.7
Group other	81.6	81.5	79.5
Experience rated refunds	(12.5)	(27.9)	(40.2)

Total group insurance	1,973.0	1,892.9	1,890.2
Individual disability insurance	172.3	163.3	177.0

Total Insurance Services premiums	2,145.3	2,056.2	2,067.2

Asset Management:
Retirement plans	2.0	1.6	0.7
Individual annuities	6.0	39.9	34.0

Total Asset Management premiums	8.0	41.5	34.7

Total premiums	$2,153.3	$2,097.7	$2,101.9

Administrative fees:
Insurance Services:
Group insurance	$12.0	$9.3	$8.0
Individual disability insurance	0.3	0.3	0.3

Total Insurance Services administrative fees	12.3	9.6	8.3

Asset Management:
Retirement plans	90.0	92.5	88.5
Other financial services businesses	29.9	29.0	25.6

Total Asset Management administrative fees	119.9	121.5	114.1

Other	(16.7)	(14.6)	(13.9)

Total administrative fees	$115.5	$116.5	$108.5

Net investment income:
Insurance Services:
Group insurance	$288.6	$286.3	$285.6
Individual disability insurance	52.7	52.6	49.5

Total Insurance Services net investment income	341.3	338.9	335.1

Asset Management:
Retirement plans	90.4	87.4	85.8
Individual annuities	161.0	151.0	133.9
Other financial services businesses	11.3	12.6	14.3

Total Asset Management net investment income	262.7	251.0	234.0

Other	8.8	12.6	17.4

Total net investment income	$612.8	$602.5	$586.5

Ex 99.4 - 28

The following tables set forth select segment information:

(In millions)	Insurance Services	Asset Management	Other	Total
Year ended December 31, 2011
Revenues:
Premiums	$2,145.3	$8.0	$—	$2,153.3
Administrative fees	12.3	119.9	(16.7)	115.5
Net investment income	341.3	262.7	8.8	612.8
Net capital losses	—	—	(6.9)	(6.9)

Total revenues	2,498.9	390.6	(14.8)	2,874.7

Benefits and expenses:
Benefits to policyholders	1,750.9	20.3	—	1,771.2
Interest credited	4.6	156.4	—	161.0
Operating expenses	338.7	115.2	17.3	471.2
Commissions and bonuses	185.1	33.6	—	218.7
Premium taxes	36.6	0.1	—	36.7
Interest expense	—	—	38.9	38.9
Net (increase) decrease in deferred acquisition costs, value of business acquired and other intangible assets	(18.2)	3.7	—	(14.5)

Total benefits and expenses	2,297.7	329.3	56.2	2,683.2

Income (loss) before income taxes	$201.2	$61.3	$(71.0)	$191.5

Total assets	$8,204.8	$9,922.9	$275.5	$18,403.2

(In millions)	Insurance Services	Asset Management	Other	Total
Year ended December 31, 2010
Revenues:
Premiums	$2,056.2	$41.5	$—	$2,097.7
Administrative fees	9.6	121.5	(14.6)	116.5
Net investment income	338.9	251.0	12.6	602.5
Net capital losses	—	—	(51.6)	(51.6)

Total revenues	2,404.7	414.0	(53.6)	2,765.1

Benefits and expenses:
Benefits to policyholders	1,566.4	53.4	—	1,619.8
Interest credited	4.8	153.6	—	158.4
Operating expenses	331.8	119.0	(4.6)	446.2
Commissions and bonuses	175.7	30.4	—	206.1
Premium taxes	34.5	0.2	—	34.7
Interest expense	—	0.1	38.8	38.9
Net (increase) decrease in deferred acquisition costs, value of business acquired and other intangible assets	(18.9)	1.8	—	(17.1)

Total benefits and expenses	2,094.3	358.5	34.2	2,487.0

Income (loss) before income taxes	$310.4	$55.5	$(87.8)	$278.1

Total assets	$7,715.5	$9,808.1	$292.8	$17,816.4

Ex 99.4 - 29

(In millions)	Insurance Services	Asset Management	Other	Total
Year ended December 31, 2009
Revenues:
Premiums	$2,067.2	$34.7	$—	$2,101.9
Administrative fees	8.3	114.1	(13.9)	108.5
Net investment income	335.1	234.0	17.4	586.5
Net capital losses	—	—	(26.9)	(26.9)

Total revenues	2,410.6	382.8	(23.4)	2,770.0

Benefits and expenses:
Benefits to policyholders	1,530.3	45.4	—	1,575.7
Interest credited	4.7	140.9	—	145.6
Operating expenses	333.9	126.9	15.4	476.2
Commissions and bonuses	169.8	32.2	—	202.0
Premium taxes	34.2	—	—	34.2
Interest expense	—	0.1	39.1	39.2
Net (increase) decrease in deferred acquisition costs, value of business acquired and other intangible assets	(14.8)	1.5	—	(13.3)

Total benefits and expenses	2,058.1	347.0	54.5	2,459.6

Income (loss) before income taxes	$352.5	$35.8	$(77.9)	$310.4

Total assets	$7,569.7	$8,717.4	$260.2	$16,547.3

6.	PARENT HOLDING COMPANY CONDENSED FINANCIAL INFORMATION

Set forth below are the unconsolidated condensed financial statements of StanCorp. The significant accounting policies used in preparing StanCorp’s financial statements are substantially the same as those used in the preparation of the consolidated financial statements of the Company except that StanCorp’s subsidiaries are carried under the equity method.

The following table sets forth StanCorp’s condensed statements of income:

	Years ended December 31,
(In millions)	2011	2010	2009
Revenues:
Administrative fees	$—	$0.1	$—
Net investment income	—	0.2	0.1
Net capital losses	(0.3)	(0.7)	—

Total revenues	(0.3)	(0.4)	0.1

Expenses:
Interest expense	38.8	38.8	38.8
Operating expenses	11.2	5.1	5.1

Total expenses	50.0	43.9	43.9

Loss before income taxes and equity in net income of subsidiaries	(50.3)	(44.3)	(43.8)
Income tax benefit	(10.8)	(23.7)	(11.5)
Equity in net income of subsidiaries	176.2	206.5	237.8

Net income	$136.7	$185.9	$205.5

Ex 99.4 - 30

The following table sets forth StanCorp’s condensed balance sheets:

	December 31,
(In millions)	2011	2010
A S S E T S
Cash and cash equivalents	$34.5	$44.1
Investment in subsidiaries	2,442.8	2,339.7
Receivable from subsidiaries	4.3	16.8
Other assets	65.3	51.0

Total assets	$2,546.9	$2,451.6

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Payable to subsidiaries	$—	$0.4
Short-term debt	250.0	—
Long-term debt	300.0	550.0
Other liabilities	6.5	6.6

Total liabilities	556.5	557.0

Shareholders’ equity:
Total shareholders’ equity	1,990.4	1,894.6

Total liabilities and shareholders’ equity	$2,546.9	$2,451.6

Ex 99.4 - 31

The following table sets forth StanCorp’s condensed statements of cash flows:

	Years ended December 31,
(In millions)	2011	2010	2009
Operating:
Net income	$136.7	$185.9	$205.5
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of subsidiaries	(176.2)	(206.5)	(237.8)
Dividends received from subsidiaries	94.3	244.0	170.0
Changes in operating assets and liabilities	(24.5)	(16.6)	2.1

Net cash provided by operating activities	30.3	206.8	139.8

Investing:
Capital contributions to subsidiaries	(9.0)	(90.0)	(35.9)
Return of capital from subsidiaries	76.1	12.7	1.8
Receivables from subsidiaries, net	13.3	13.9	(15.7)
Investment securities and other	0.3	0.6	(0.7)

Net cash provided by (used in) investing activities	80.7	(62.8)	(50.5)

Financing:
Issuance and repurchase of common stock, net	(81.3)	(67.4)	(51.0)
Dividends paid on common stock	(39.3)	(39.6)	(38.9)

Net cash used in financing activities	(120.6)	(107.0)	(89.9)

(Decrease) increase in cash and cash equivalents	(9.6)	37.0	(0.6)
Cash and cash equivalents, beginning of period	44.1	7.1	7.7

Cash and cash equivalents, end of period	$34.5	$44.1	$7.1

7.	INCOME TAXES

The following table sets forth the provision for income taxes:

	00000	00000	00000
	Years ended December 31,
(In millions)	2011	2010	2009
Current	$40.5	$115.7	$123.6
Deferred	14.3	(23.5)	(18.7)

Total income tax provision	$54.8	$92.2	$104.9

Ex 99.4 - 32

The following table sets forth the reconciliation between taxes calculated as if the federal corporate tax rate of 35% was applied to income before income taxes and the recorded income tax provision:

	Years ended December 31,
(In millions)	2011	2010	2009
Tax at federal corporate rate of 35%	$67.0	$97.3	$108.6
(Decrease) increase in rate resulting from:
Tax exempt interest	(0.1)	(0.2)	(0.3)
Dividends received deduction	(3.1)	(3.1)	(3.2)
State income taxes, net of federal benefit	(0.1)	(0.1)	1.0
Federal tax credits	(8.6)	(3.3)	(3.1)
Other	(0.3)	1.6	1.9

Total income tax provision	$54.8	$92.2	$104.9

The following table sets forth the tax effect of temporary differences that gave rise to significant portions of the net deferred tax liability:

	Years ended December 31,
(In millions)	2011	2010	2009
Policyholder liabilities	$9.3	$11.9	$9.3
Compensation and benefit plans	42.4	43.8	40.4
Loss carryforwards	56.2	50.9	54.4
Investments	41.4	43.3	24.6
Other	1.9	3.7	4.5

Total deferred tax assets	151.2	153.6	133.2
Less: valuation allowances	(4.2)	(0.8)	(1.9)

Net deferred tax assets	147.0	152.8	131.3

Net unrealized capital gains	173.9	121.1	71.4
Capitalized software	10.2	14.8	18.0
Deferred policy acquisition costs	61.6	56.7	54.5
Intangible assets	3.2	5.2	5.4
Other	1.1	3.9	4.2

Total deferred tax liabilities	250.0	201.7	153.5

Net deferred tax liability	$(103.0)	$(48.9)	$(22.2)

The Company is carrying forward net operating losses of $77.5 million that originated in StanCorp and certain subsidiaries. The losses will be used in future years to offset taxable income from those entities to the degree allowed by the Internal Revenue Code. If unutilized, these losses would expire between the years 2023 to 2031. In addition, the Company is carrying forward a $58.6 million federal net operating loss from a business acquisition. This carryforward is subject to limitations under IRS Section 382, which potentially reduces the annual amount that may be utilized. This carryforward will expire between 2019 and 2024.

Realization of the Company’s net operating loss carryforwards is dependent upon generating sufficient taxable income before expiration of the losses. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset relating to the federal loss carryforwards will be realized. The amount of the deferred tax asset considered realizable could be reduced in the future if estimates of expected taxable income during the carryforward period are reduced.

The Company is carrying forward a deferred tax asset of $8.3 million related to losses attributable to various states and municipalities. In some instances, state and local loss carryforwards are subject to a shorter expiration period than the 20-year federal period. Further, some losses originated in a subsidiary which has reduced its operations in the state where the loss was incurred. We believe that the benefit from certain state and local NOL carryforwards will not be realized. As such, we have provided a valuation allowance of $4.2 million on the deferred tax assets relating to these assets. If our assumptions change, we may be able to realize these NOLs. The state and local loss carryforwards expire at various dates through 2031.

As of December 31, 2011, the Company is subject to examination by the IRS for the years 2009 through 2011.

Ex 99.4 - 33

The Company did not have any material unrecognized tax benefits in 2011 and 2010. It is the Company’s accounting policy to record income tax interest and penalties in the income tax provision. See “Note 1—Summary of Significant Accounting Policies—Income Taxes.”

8.	GOODWILL

Goodwill is related to the Asset Management segment and totaled $36.0 million at both December 31, 2011 and 2010. Goodwill is not amortized and is tested at least annually for impairment. If indicators of impairment appear throughout the year, or in the event of material changes in circumstances, the test will be more frequent. The Company performs a step-one test and compares the carrying value of the tested assets with the fair value of the assets. Fair value is measured using a combination of the income approach and the market approach. The income approach consists of utilizing the discounted cash flow method that incorporates the Company’s estimates of future revenues and costs, discounted using a market participant weighted-average cost of capital. The estimates the Company uses in the income approach are consistent with the plans and estimates that the Company uses to manage its operations. The market approach utilizes multiples of profit measures in order to estimate the fair value of the assets. As the income approach more closely aligns with how the Company internally evaluates and manages its business, the Company weights the income approach more heavily than the market approach in determining the fair value of the assets. However, the Company performs testing to ensure that both models are providing reasonably consistent results. Additionally, the Company performs sensitivity analysis on the key input factors in these models to determine whether any input factor or combination of factors moving moderately in either direction would change the results of these tests. Through the performance of these tests, the Company concluded that goodwill was not impaired as of December 31, 2011.

9.	FAIR VALUE

Assets and liabilities recorded at fair value are disclosed using a three-level hierarchy. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources while unobservable inputs reflect the Company’s estimates about market data.

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels: Level 1 inputs are based upon quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date. Level 2 inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market. Level 3 inputs are generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s estimates of assumptions that market participants would use in pricing the asset or liability.

There are three types of valuation techniques used to measure assets and liabilities recorded at fair value:

•	The market approach, which uses prices or other relevant information generated by market transactions involving identical or comparable assets or liabilities.
•	The income approach, which uses the present value of cash flows or earnings.
•	The cost approach, which uses replacement costs more readily adaptable for valuing physical assets.

The Company uses both the market and income approach in its fair value measurements. These measurements are discussed in more detail below.

Ex 99.4 - 34

The following table sets forth the estimated fair value and the carrying value of each financial instrument:

	00000000	00000000	00000000	00000000
	December 31, 2011		December 31, 2010
(In millions)	Fair Value	Carrying Value	Fair Value	Carrying Value
Assets:
Fixed maturity securities:
U.S. government and agency bonds	$452.1	$452.1	$415.9	$415.9
U.S. state and political subdivision bonds	178.8	178.8	209.1	209.1
Foreign government bonds	72.1	72.1	69.6	69.6
Corporate bonds	6,059.3	6,059.3	5,711.2	5,711.2
S&P 500 Index options	7.2	7.2	13.3	13.3

Total fixed maturity securities	$6,769.5	$6,769.5	$6,419.1	$6,419.1

Commercial mortgage loans, net	$5,450.9	$4,902.3	$4,739.7	$4,513.6
Policy loans	2.9	2.9	3.3	3.3
Separate account assets	4,593.5	4,593.5	4,787.4	4,787.4
Liabilities:
Total other policyholder funds, investment type contracts	$4,804.8	$4,449.2	$4,186.2	$4,010.1
Index-based interest guarantees	49.5	49.5	48.5	48.5
Short-term debt	263.7	251.2	2.8	2.2
Long-term debt	272.0	300.9	558.2	551.9

Financial Instruments Not Recorded at Fair Value

The Company did not elect to measure and record commercial mortgage loans, policy loans, other policyholders funds that are investment-type contracts, or long-term debt at fair value on the consolidated balance sheets.

For disclosure purposes, the fair values of commercial mortgage loans were estimated using an option-adjusted discounted cash flow valuation. The valuation includes both observable market inputs and estimated model parameters.

Significant observable inputs to the valuation include:

•	Indicative quarter-end pricing for a package of loans similar to those originated by the Company near quarter-end.
•	U.S. Government treasury yields.
•	Indicative yields from industrial bond issues.
•	The contractual terms of nearly every mortgage subject to valuation.

Significant estimated parameters include:

•	A liquidity premium that is estimated from historical loan sales and is applied over and above base yields.
•	Adjustments in interest rate spread based on an aggregate portfolio loan-to-value ratio, estimated from historical differential yields with respect to loan-to-value ratios.
•	Projected prepayment activity.

For policy loans, the carrying value represents historical cost but approximates fair value. While potentially financial instruments, policy loans are an integral component of the insurance contract and have no maturity date.

The fair value of other policyholder funds that are investment-type contracts was calculated using the income approach in conjunction with the cost of capital method. The parameters used for discounting in the calculation were estimated using the perspective of the principal market for the contracts under consideration. The principal market consists of other insurance carriers with similar contracts on their books.

The fair value for long-term debt was predominantly based on quoted market prices as of December 31, 2011 and 2010 and trades occurring close to December 31, 2011 and 2010.

Financial Instruments Measured and Recorded at Fair Value

Fixed maturity securities, Standard & Poor’s (“S&P”) 500 Index call options (“S&P 500 Index options”) and index-based interest guarantees embedded in indexed annuities (“index-based interest guarantees”) are recorded at fair value on a recurring basis. In the Company’s consolidated statements of income and comprehensive income (loss), unrealized gains and losses are reported in other comprehensive income for fixed maturity securities, in net investment income for S&P 500 Index options and in interest credited for index-based interest guarantees.

Separate account assets represent segregated funds held for the exclusive benefit of contract holders. The activities of the account primarily relate to participant-directed 401(k) contracts. Separate account assets are recorded at fair value on a recurring basis, with changes in fair value recorded in separate account liabilities. Separate account assets consist of mutual funds. The mutual funds’ fair value is determined through Level 1 and Level 2 inputs. The majority of the separate account assets are valued using quoted prices in an active market with the remainder of the assets valued using quoted prices from an independent pricing service. The Company reviews the values obtained from the pricing service for reasonableness through analytical procedures and performance reviews.

Ex 99.4 - 35

Fixed maturity securities are comprised of the following classes:

•	U.S. government and agency bonds.
•	U.S. state and political subdivision bonds.
•	Foreign government bonds.
•	Corporate bonds.
•	S&P 500 Index options.

The fixed maturity securities are diversified across industries, issuers and maturities. The Company calculates fair values for all classes of fixed maturity securities using valuation techniques described below. They are placed into three levels depending on the valuation technique used to determine the fair value of the securities.

The Company uses an independent pricing service to assist management in determining the fair value of these assets. The pricing service incorporates a variety of information observable in the market in its valuation techniques, including:

•	Reported trading prices.
•	Benchmark yields.
•	Broker-dealer quotes.
•	Benchmark securities.
•	Bids and offers.
•	Credit ratings.
•	Relative credit information.
•	Other reference data.

The pricing service also takes into account perceived market movements and sector news, as well as a bond’s terms and conditions, including any features specific to that issue that may influence risk, and thus marketability. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary. The Company generally obtains one value from its primary external pricing service. On a case-by-case basis, the Company may obtain further quotes or prices from additional parties as needed.

The pricing service provides quoted market prices when available. Quoted prices are not always available due to bond market inactivity. The pricing service obtains a broker quote when sufficient information, such as security structure or other market information, is not available to produce a valuation. Valuations and quotes obtained from third party commercial pricing services are non-binding and do not represent quotes on which one may execute the disposition of the assets.

The Company performs control procedures over the external valuations at least quarterly through a combination of procedures that include an evaluation of methodologies used by the pricing service, analytical reviews and performance analysis of the prices against statistics and trends, back testing of sales activity and maintenance of a securities watch list. As necessary, the Company compares prices received from the pricing service to prices independently estimated by the Company utilizing discounted cash flow models or through performing independent valuations of inputs and assumptions similar to those used by the pricing service in order to ensure prices represent a reasonable estimate of fair value. Although the Company does identify differences from time to time as a result of these validation procedures, the Company did not make any significant adjustments as of December 31, 2011 or 2010.

S&P 500 Index options and certain fixed maturity securities were valued using Level 3 inputs. The Level 3 fixed maturity securities were valued using matrix pricing, independent broker quotes and other standard market valuation methodologies. The fair value was determined using inputs that were not observable or could not be derived principally from, or corroborated by, observable market data. These inputs included assumptions regarding liquidity, estimated future cash flows and discount rates. Unobservable inputs to these valuations are based on management’s judgment or estimation obtained from the best sources available. The Company’s valuations maximize the use of observable inputs, which include an analysis of securities in similar sectors with comparable maturity dates and bond ratings. Broker quotes are validated by management for reasonableness in conjunction with information obtained from matrix pricing and other sources.

The Company calculates the fair value for its S&P 500 Index options using the Black-Scholes option pricing model and parameters derived from market sources. The Company’s valuations maximize the use of observable inputs, which include direct price quotes from the Chicago Board Options Exchange (“CBOE”) and values for on-the-run treasury securities and London Interbank Offered Rate (“LIBOR”) rates as reported by Bloomberg. Unobservable inputs are estimated from the best sources available to the Company and include estimates of future gross dividends to be paid on the stocks underlying the S&P 500 Index, estimates of bid-ask spreads, and estimates of implied volatilities on options. Valuation parameters are calibrated to replicate the actual end-of-day market quotes for options trading on the CBOE. The Company performs additional validation procedures such as the daily observation of market activity and conditions and the tracking and analyzing of actual quotes provided by banking counterparties each time the Company purchases options from them. Additionally, in order to help validate the values derived through the procedures noted above, the Company obtains indicators of value from representative investment banks.

The Company uses the income approach valuation technique to determine the fair value of index-based interest guarantees. The liability is the present value of future cash flows attributable to the projected index growth in excess of cash flows driven by fixed interest rate guarantees for the indexed annuity product. Level 3 assumptions for policyholder behavior and future index interest rate declarations significantly influence the calculation. Index-based interest guarantees are included in the other policyholder funds line on the Company’s consolidated balance sheet.

Ex 99.4 - 36

The following tables set forth the estimated fair values of assets and liabilities measured and recorded at fair value on a recurring basis:

	December 31, 2011
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Fixed maturity securities:
U.S. government and agency bonds	$452.1	$—	$451.6	$0.5
U.S. state and political subdivision bonds	178.8	—	177.4	1.4
Foreign government bonds	72.1	—	72.1	—
Corporate bonds	6,059.3	—	5,995.3	64.0
S&P 500 Index options	7.2	—	—	7.2

Total fixed maturity securities	$6,769.5	$—	$6,696.4	$73.1

Separate account assets	$4,593.5	$4,444.4	$149.1	$—
Liabilities:
Index-based interest guarantees	$49.5	$—	$—	$49.5

	December 31, 2010
(In millions)	Total	Level 1	Level 2	Level 3
Assets:
Fixed maturity securities:
U.S. government and agency bonds	$415.9	$—	$415.0	$0.9
U.S. state and political subdivision bonds	209.1	—	207.4	1.7
Foreign government bonds	69.6	—	69.6	—
Corporate bonds	5,711.2	—	5,652.2	59.0
S&P 500 Index options	13.3	—	—	13.3

Total fixed maturity securities	$6,419.1	$—	$6,344.2	$74.9

Separate account assets	$4,787.4	$4,586.4	$201.0	$—
Liabilities:
Index-based interest guarantees	$48.5	$—	$—	$48.5

Ex 99.4 - 37

The following tables set forth the reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable Level 3 inputs:

	Year ended December 31, 2011
	Assets					Liabilities
(In millions)	U.S. Government and Agency Bonds	U.S. State and Political Subdivision Bonds	Corporate Bonds	S&P 500 Index Options	Total Assets	Index- Based Interest Guarantees
Beginning balance	$0.9	$1.7	$59.0	$13.3	$74.9	$(48.5)
Total realized/unrealized gains (losses):
Included in net income	—	—	—	(0.2)	(0.2)	(1.3)
Included in other comprehensive income (loss)	(0.2)	0.1	(1.9)	—	(2.0)	—
Purchases, issuances, sales and settlements:
Purchases	—	—	—	9.6	9.6	—
Issuances	—	—	—	—	—	(1.8)
Sales	(0.2)	—	(2.1)	—	(2.3)	—
Settlements	—	—	—	(15.5)	(15.5)	2.1
Transfers into level 3	—	—	9.0	—	9.0	—
Transfers out of level 3	—	(0.4)	—	—	(0.4)	—

Ending balance	$0.5	$1.4	$64.0	$7.2	$73.1	$(49.5)

	Year ended December 31, 2010
	Assets					Liabilities
(In millions)	U.S. Government and Agency Bonds	U.S. State and Political Subdivision Bonds	Corporate Bonds	S&P 500 Index Options	Total Assets	Index- Based Interest Guarantees
Beginning balance	$7.5	$1.7	$68.4	$8.6	$86.2	$(40.4)
Total realized/unrealized gains (losses):
Included in net income	—	—	(0.8)	8.4	7.6	(5.8)
Included in other comprehensive income (loss)	—	—	4.5	—	4.5	—
Purchases, issuances, sales and settlements:
Purchases	—	—	—	9.1	9.1	—
Issuances	—	—	—	—	—	(3.0)
Sales	—	—	(6.1)	—	(6.1)	—
Settlements	—	—	(5.2)	(12.8)	(18.0)	0.7
Transfers into level 3	—	—	—	—	—	—
Transfers out of level 3	(6.6)	—	(1.8)	—	(8.4)	—

Ending balance	$0.9	$1.7	$59.0	$13.3	$74.9	$(48.5)

For all periods disclosed above, fixed maturity securities transferred into Level 3 from Level 2 are the result of the Company being unable to obtain pricing for these investments from an independent pricing service. Fixed maturity securities transferred out of Level 3 into Level 2 are the result of the Company being able to obtain pricing for these investments from an independent pricing service. There were no significant transfers between Level 1 and Level 2 for 2011 and 2010.

Ex 99.4 - 38

The following table sets forth the changes in unrealized gains (losses) included in net income relating to positions that the Company continued to hold:

	0000000	0000000
	Years ended December 31,
(In millions)	2011	2010
Assets:
S&P 500 Index options	$(2.5)	$8.4
Liabilities:
Index-based interest guarantees	$(4.6)	$(5.8)

Changes to the fair value of fixed maturity securities, excluding S&P 500 Index options, were recorded in other comprehensive income. Changes to the fair value of the S&P 500 Index options were recorded to net investment income. Changes to the fair value of the index-based interest guarantees were recorded as interest credited. The interest credited amount for 2011 and 2010 included negative interest on policyholder funds of $1.9 million and $5.0 million due to changes in the Level 3 actuarial assumptions.

Certain assets and liabilities are measured at fair value on a nonrecurring basis such as impaired commercial mortgage loans with specific allowances for losses and real estate acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure on commercial mortgage loans (“real estate owned”). The impaired commercial mortgage loans and real estate owned are valued using Level 3 measurements. These Level 3 inputs are reviewed for reasonableness by management and evaluated on a quarterly basis. The commercial mortgage loan measurements include valuation of the market value of the asset using general underwriting procedures and appraisals. Real estate owned is initially recorded at estimated net realizable value, which includes an estimate for disposal costs. These amounts may be adjusted in a subsequent period as independent appraisals are received.

The following table sets forth the assets measured at fair value on a nonrecurring basis during 2011 that the Company continued to hold:

	0000000	0000000	0000000	0000000
	December 31, 2011
(In millions)	Total	Level 1	Level 2	Level 3
Commercial mortgage loans	$49.2	$—	$—	$49.2
Real estate owned	50.1	—	—	50.1

Total assets measured at fair value on a nonrecurring basis	$99.3	$—	$—	$99.3

Commercial mortgage loans measured on a nonrecurring basis with a carrying amount of $75.8 million were written down to their fair value of $49.2 million, less selling costs, at December 31, 2011. The specific commercial mortgage loan loss allowance related to these commercial mortgage loans was $26.6 million at December 31, 2011. The real estate owned measured on a nonrecurring basis during 2011 and still held at December 31, 2011 had capital losses totaling $3.5 million for the year. See “Note 10—Investments—Commercial Mortgage Loans” for further disclosures regarding the commercial mortgage loan loss allowance.

The following table sets forth the assets measured at fair value on a nonrecurring basis during 2010 that the Company continued to hold:

	0000000	0000000	0000000	0000000
	December 31, 2010
(In millions)	Total	Level 1	Level 2	Level 3
Commercial mortgage loans	$43.9	$—	$—	$43.9
Real estate owned	108.5	—	—	108.5

Total assets measured at fair value on a nonrecurring basis	$152.4	$—	$—	$152.4

Commercial mortgage loans measured on a nonrecurring basis with a carrying amount of $64.3 million were written down to their fair value of $43.9 million, less selling costs, at December 31, 2010. The specific commercial mortgage loan loss allowance related to these commercial mortgage loans was $20.4 million at December 31, 2010. The real estate owned measured on a nonrecurring basis during 2010 and still held at December 31, 2010 had capital losses totaling $22.9 million for the year. See “Note 10—Investments—Commercial Mortgage Loans” for further disclosures regarding the commercial mortgage loan loss allowance.

Ex 99.4 - 39

10.	INVESTMENTS

Fixed Maturity Securities

The following tables set forth amortized costs, gross unrealized gains and losses and fair values of the Company’s fixed maturity securities:

	December 31, 2011
(In millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government and agency bonds	$387.8	$64.3	$—	$452.1
U.S. state and political subdivision bonds	164.8	14.0	—	178.8
Foreign government bonds	61.7	10.4	—	72.1
Corporate bonds	5,588.4	491.8	20.9	6,059.3
S&P 500 Index options	7.2	—	—	7.2

Total fixed maturity securities	$6,209.9	$580.5	$20.9	$6,769.5

	December 31, 2010
(In millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government and agency bonds	$374.4	$41.5	$—	$415.9
U.S. state and political subdivision bonds	203.3	8.0	2.2	209.1
Foreign government bonds	63.2	6.5	0.1	69.6
Corporate bonds	5,368.8	359.8	17.4	5,711.2
S&P 500 Index options	13.3	—	—	13.3

Total fixed maturity securities	$6,023.0	$415.8	$19.7	$6,419.1

The following table sets forth the amortized costs and fair values of the Company’s fixed maturity securities by contractual maturity:

	December 31, 2011		December 31, 2010
(In millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$632.7	$645.0	$591.0	$600.9
Due after one year through five years	2,534.6	2,693.6	2,563.9	2,735.0
Due after five years through ten years	2,173.9	2,392.5	1,926.3	2,078.5
Due after ten years	868.7	1,038.4	941.8	1,004.7

Total fixed maturity securities	$6,209.9	$6,769.5	$6,023.0	$6,419.1

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Callable bonds without make-whole provisions represented 6.4%, or $430.3 million, of the Company’s fixed maturity securities portfolio at December 31, 2011. At December 31, 2011, the Company did not have any direct exposure to sub-prime or Alt-A mortgages in its fixed maturity securities portfolio. At December 31, 2011, the Company’s foreign government bonds category did not have any direct exposure to Euro zone government issued debt.

Commercial Mortgage Loans

The Company underwrites mortgage loans on commercial property throughout the United States. In addition to real estate collateral, the Company requires either partial or full recourse on most loans. At December 31, 2011, the Company did not have any direct exposure to sub-prime or Alt-A mortgages in its commercial mortgage loan portfolio.

Ex 99.4 - 40

The following table sets forth the commercial mortgage loan portfolio by property type, by geographic region within the U.S. and by U.S. state:

	December 31, 2011		December 31, 2010
(Dollars in millions)	Amount	Percent	Amount	Percent
Property type:
Retail	$2,457.8	50.1%	$2,186.4	48.4%
Office	911.1	18.6	855.2	18.9
Industrial	900.4	18.4	829.0	18.4
Hotel/motel	241.9	4.9	301.8	6.7
Commercial	187.1	3.8	179.5	4.0
Apartment and other	204.0	4.2	161.7	3.6

Total commercial mortgage loans	$4,902.3	100.0%	$4,513.6	100.0%

Geographic region:
Pacific	$1,699.3	34.7%	$1,558.5	34.5%
South Atlantic	953.8	19.5	838.9	18.6
West South Central	605.3	12.3	547.2	12.1
Mountain	585.8	11.9	541.1	12.0
East North Central	393.4	8.0	350.4	7.8
Middle Atlantic	243.8	5.0	257.1	5.7
West North Central	184.8	3.8	165.5	3.7
East South Central	129.9	2.6	129.0	2.8
New England	106.2	2.2	125.9	2.8

Total commercial mortgage loans	$4,902.3	100.0%	$4,513.6	100.0%

U.S. state:
California	$1,332.0	27.2%	$1,236.1	27.4%
Texas	550.8	11.2	495.8	11.0
Florida	305.3	6.2	240.2	5.3
Georgia	270.1	5.5	268.3	5.9
Other states	2,444.1	49.9	2,273.2	50.4

Total commercial mortgage loans	$4,902.3	100.0%	$4,513.6	100.0%

Through its concentration of commercial mortgage loans in California, the Company is exposed to potential losses from an economic downturn in California as well as certain catastrophes, such as earthquakes and fires that may affect certain areas of the western region. Borrowers are required to maintain fire insurance coverage to provide reimbursement for any losses due to fire. Management diversifies the commercial mortgage loan portfolio within California by both location and type of property in an effort to reduce certain catastrophe and economic exposure. However, diversification may not always eliminate the risk of such losses. Historically, the delinquency rate of the California-based commercial mortgage loans has been substantially below the industry average and consistent with the Company’s experience in other states. The Company does not require earthquake insurance for the properties when it underwrites new loans. However, management does consider the potential for earthquake loss based upon seismic surveys and structural information specific to each property. The Company does not expect a catastrophe or earthquake damage in the western region to have a material adverse effect on its business, financial position, results of operations or cash flows. Currently, the Company’s California exposure is primarily in Los Angeles County, Orange County, San Diego County and the Bay Area Counties. There is a smaller concentration of commercial mortgage loans in the Inland Empire and the San Joaquin Valley where there has been greater economic decline. Due to the concentration of commercial mortgage loans in California, a continued economic decline in California could have a material effect on the Company’s business, financial position, results of operations or cash flows.

The carrying value of commercial mortgage loans represents the outstanding principal balance less a loan loss allowance for probable uncollectible amounts. The commercial mortgage loan loss allowance is estimated based on evaluating known and inherent risks in the loan portfolio and consists of a general and a specific loan loss allowance.

Ex 99.4 - 41

Impairment Evaluation

The Company continuously monitors its commercial mortgage loan portfolio for potential nonperformance by evaluating the portfolio and individual loans. See “Note 1—Summary of Significant Accounting Policies—Investment Valuations—Commercial Mortgage Loans” for the Company’s commercial mortgage loan impairment evaluation.

General Loan Loss Allowance

The general loan loss allowance is based on the Company’s analysis of factors including changes in the size and composition of the loan portfolio, debt coverage ratios, loan to value ratios, actual loan loss experience and individual loan analysis.

Specific Loan Loss Allowance

An impaired commercial mortgage loan is a loan where the Company does not expect to receive contractual principal and interested in accordance with the terms of the loan agreement. A specific allowance for losses is recorded when a loan is considered to be impaired and it is probable that all amounts due will not be collected. The Company also holds specific loan loss allowances on certain performing commercial mortgage loans that it continues to monitor and evaluate. Impaired commercial mortgage loans without specific allowances for losses are those for which the Company has determined that it remains probable that all amounts due will be collected although the timing or nature is, or is likely to be outside the original contractual terms. In addition, for impaired commercial mortgage loans, the Company evaluates the loss to dispose of the underlying collateral, any significant out of pocket expenses the loan may incur and other quantitative information management has concerning the loan. Portions of loans that are deemed uncollectible are written off against the allowance, and recoveries, if any, are credited to the allowance.

The following table sets forth changes in the commercial mortgage loan loss allowance:

	Years ended December 31,
(In millions)	2011	2010
Commercial mortgage loan loss allowance:
Beginning balance	$36.1	$19.6
Provision	32.7	48.1
Charge-offs, net	(20.7)	(31.6)

Ending balance	$48.1	$36.1

Specific loan loss allowance	$26.6	$20.4
General loan loss allowance	21.5	15.7

Total commercial mortgage loan loss allowance	$48.1	$36.1

The smaller increase in the provision for the commercial mortgage loan loss allowance in 2011 compared to 2010 was primarily due to a prior year provision related to a single borrower, which is no longer in the commercial mortgage loan portfolio. The lower charge-offs for the 2011 compared to 2010 was primarily related to the prior year acceptance of deeds in lieu of foreclosure associated with a single borrower in the second quarter of 2010, which did not recur in 2011.

Ex 99.4 - 42

The following table sets forth the recorded investment in commercial mortgage loans:

	December 31,
(In millions)	2011	2010
Commercial mortgage loans collectively evaluated for impairment	$4,845.7	$4,467.4
Commercial mortgage loans individually evaluated for impairment	104.7	82.3
Commercial mortgage loan loss allowance	(48.1)	(36.1)

Total commercial mortgage loans	$4,902.3	$4,513.6

The Company assesses the credit quality of its commercial mortgage loan portfolio quarterly by reviewing the performance of its portfolio which includes evaluating its performing and nonperforming commercial mortgage loans. Nonperforming commercial mortgage loans include all commercial mortgage loans that are 60 days or more past due and commercial mortgage loans that are not 60 days past due but are not substantially performing to other original contractual terms. Nonperforming commercial mortgage loans do not include restructured commercial mortgage loans that are current with their payments and thus are considered performing. However, these restructured commercial mortgage loans may continue to be classified as impaired commercial mortgage loans for monitoring and review purposes.

The following tables set forth performing and nonperforming commercial mortgage loans by property type:

	December 31, 2011
(In millions)	Retail	Office	Industrial	Hotel/ Motel	Commercial	Apartment and Other	Total
Performing commercial mortgage loans	$2,442.3	$898.4	$895.2	$241.9	$182.0	$201.3	$4,861.1
Nonperforming commercial mortgage loans	15.5	12.7	5.2	—	5.1	2.7	41.2

Total commercial mortgage loans	$2,457.8	$911.1	$900.4	$241.9	$187.1	$204.0	$4,902.3

	December 31, 2010
(In millions)	Retail	Office	Industrial	Hotel/ Motel	Commercial	Apartment and Other	Total
Performing commercial mortgage loans	$2,175.3	$847.8	$817.7	$301.8	$174.8	$161.2	$4,478.6
Nonperforming commercial mortgage loans	11.1	7.4	11.3	—	4.7	0.5	35.0

Total commercial mortgage loans	$2,186.4	$855.2	$829.0	$301.8	$179.5	$161.7	$4,513.6

Ex 99.4 - 43

The following tables set forth impaired commercial mortgage loans identified in management’s specific review of probable loan losses and the related allowance:

	December 31, 2011
(In millions)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Amount on Nonaccrual Status
Impaired commercial mortgage loans:
Without specific loan loss allowances:
Retail	$8.6	$8.6	$—	$2.1
Office	5.8	5.8	—	4.3
Industrial	5.8	5.8	—	0.9
Hotel/motel	5.9	5.9	—	—
Apartment and other	2.8	2.8	—	1.1

Total impaired commercial mortgage loans without specific loan loss allowances	28.9	28.9	—	8.4

With specific loan loss allowances:
Retail	31.7	31.7	10.7	10.2
Office	18.3	18.3	5.2	10.1
Industrial	11.5	11.5	5.0	7.5
Commercial	11.1	11.1	5.3	11.1
Apartment and other	3.2	3.2	0.4	1.9

Total impaired commercial mortgage loans with specific loan loss allowances	75.8	75.8	26.6	40.8

Total impaired commercial mortgage loans	$104.7	$104.7	$26.6	$49.2

	December 31, 2010
(In millions)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Amount on Nonaccrual Status
Impaired commercial mortgage loans:
Without specific loan loss allowances:
Retail	$6.8	$6.8	$—	$0.4
Office	2.3	2.3	—	1.1
Industrial	3.0	3.0	—	3.0
Hotel/motel	5.9	5.9	—	5.9
Total impaired commercial mortgage loans without specific loan loss allowances	18.0	18.0	—	10.4

With specific loan loss allowances:
Retail	34.4	34.4	10.4	21.5
Office	11.2	11.2	2.5	6.9
Industrial	10.8	10.8	4.6	10.8
Commercial	7.4	7.4	2.8	6.5
Apartment and other	0.5	0.5	0.1	0.2

Total impaired commercial mortgage loans with specific loan loss allowances	64.3	64.3	20.4	45.9

Total impaired commercial mortgage loans	$82.3	$82.3	$20.4	$56.3

The increase in the impaired commercial mortgage loans at December 31, 2011 compared to December 31, 2010 was primarily due to an increase in restructured commercial mortgage loans. As of December 31, 2011 and December 31, 2010 the Company did not have any commercial mortgage loans greater than 90 days delinquent that were accruing interest. See “Note 1—Summary of Significant Accounting Policies—Investment Valuations—Commercial Mortgage Loans” for the policies regarding interest income for delinquent commercial mortgage loans.

Ex 99.4 - 44

As a result of adopting the amendments in ASU No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, the Company reassessed all restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings. The Company did not identify any troubled debt restructurings that were not already considered impaired and there were no troubled debt restructurings that subsequently defaulted during the period.

The following table sets forth information related to the troubled debt restructurings of financing receivables:

	Restructuring	Restructuring	Restructuring
	Year ended December 31, 2011
(In millions)	Number of Loans	Pre- Restructuring Recorded Investment	Post- Restructuring Recorded Investment
Troubled debt restructurings:
Retail	6	$4.5	$4.0
Office	3	2.4	2.4
Industrial	4	2.9	3.0
Apartment and other	7	2.4	2.4

Total troubled debt restructurings	20	$12.2	$11.8

A restructuring is considered to be a troubled debt restructuring when the debtor is experiencing financial difficulties and the restructured terms constitute a concession. The Company evaluates all restructured commercial mortgage loans for indications of troubled debt restructurings and the potential losses related to these restructurings. If a loan is considered a troubled debt restructuring, the Company impairs the loan and records a specific allowance for estimated losses. In some cases, the recorded investment in the loan may increase post-restructuring.

The following table sets forth the average recorded investment in impaired commercial mortgage loans before specific allowances for losses:

	Restructuring	Restructuring	Restructuring
	Years ended December 31,
(In millions)	2011	2010	2009
Average recorded investment	$92.3	$76.4	$17.5

The amount of interest income recognized on impaired commercial mortgage loans was $3.8 million, $2.8 million, and $0.1 million for 2011, 2010 and 2009 respectively. The cash received by the Company in payment of interest on impaired commercial mortgage loans was $3.1 million, $3.3 million and $0.1 million for 2011, 2010 and 2009, respectively. See “Note 1—Summary of Significant Accounting Policies—Investment Valuations—Commercial Mortgage Loans” for policies regarding interest income for delinquent commercial mortgage loans.

The following tables set forth the aging of commercial mortgage loans by property type:

	December 31, 2011
(In millions)	30 Days Past Due	60 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Allowance Related to Past Due	Current	Total Commercial Mortgage Loans
Commercial mortgage loans:
Retail	$3.1	$7.1	$3.0	$13.2	$(1.3)	$2,445.9	$2,457.8
Office	0.8	1.5	1.6	3.9	(0.4)	907.6	911.1
Industrial	1.4	0.4	2.3	4.1	(0.7)	897.0	900.4
Hotel/motel	—	—	—	—	—	241.9	241.9
Commercial	—	—	1.2	1.2	(0.8)	186.7	187.1
Apartment and other	0.2	—	—	0.2	—	203.8	204.0

Total commercial mortgage loans	$5.5	$9.0	$8.1	$22.6	$(3.2)	$4,882.9	$4,902.3

Ex 99.4 - 45

	Greater Than	Greater Than	Greater Than	Greater Than	Greater Than	Greater Than	Greater Than
	December 31, 2010
(In millions)	30 Days Past Due	60 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Allowance Related to Past Due	Current	Total Commercial Mortgage Loans
Commercial mortgage loans:
Retail	$7.2	$—	$5.5	$12.7	$(1.9)	$2,175.6	$2,186.4
Office	5.0	1.5	3.2	9.7	(1.0)	846.5	855.2
Industrial	4.8	2.1	5.5	12.4	(0.9)	817.5	829.0
Hotel/motel	—	—	—	—	—	301.8	301.8
Commercial	—	—	1.2	1.2	(0.6)	178.9	179.5
Apartment and other	0.9	0.4	0.2	1.5	(0.1)	160.3	161.7

Total commercial mortgage loans	$17.9	$4.0	$15.6	$37.5	$(4.5)	$4,480.6	$4,513.6

The Company closely monitors all past due commercial mortgage loans; additional attention is given to those loans at least 60 days past due. Commercial mortgage loans that were at least 60 days past due totaled $17.1 million and $19.6 million at December 31, 2011 and 2010, respectively. The Company’s current level of past due commercial mortgage loans is higher than its historical levels due to the current macroeconomic challenges. Overall, loans that were at least 60 days past due were 0.34% of the commercial mortgage loan portfolio at December 31, 2011, compared to 0.43% at December 31, 2010.

Gross Unrealized Losses

The following tables set forth the gross unrealized losses and fair value of investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2011
	Total		Less than 12 months		12 or more months
(Dollars in millions)	Number	Amount	Number	Amount	Number	Amount
Unrealized losses:
Corporate bonds	360	$20.9	334	$17.4	26	$3.5

Total	360	$20.9	334	$17.4	26	$3.5

Fair market value of securities with unrealized losses:
Corporate bonds	360	$425.3	334	$398.0	26	$27.3

Total	360	$425.3	334	$398.0	26	$27.3

	December 31, 2010
	Total		Less than 12 months		12 or more months
(Dollars in millions)	Number	Amount	Number	Amount	Number	Amount
Unrealized losses:
U.S. state and political subdivision bonds	37	$2.2	33	$2.0	4	$0.2
Foreign government bonds	2	0.1	2	0.1	—	—
Corporate bonds	433	17.4	347	14.9	86	2.5

Total	472	$19.7	382	$17.0	90	$2.7

Fair market value of securities with unrealized losses:
U.S. state and political subdivision bonds	37	$51.7	33	$46.7	4	$5.0
Foreign government bonds	2	1.9	2	1.9	—	—
Corporate bonds	433	487.5	347	448.9	86	38.6

Total	472	$541.1	382	$497.5	90	$43.6

Ex 99.4 - 46

The unrealized losses on the investment securities set forth above were primarily due to increases in market interest rates subsequent to their purchase by the Company. Additionally, unrealized losses have been affected by overall economic factors. The Company expects the fair value of these investment securities to recover as the investment securities approach their maturity dates or sooner if market yields for such investment securities decline. The Company does not believe that any of the investment securities are impaired due to reasons of credit quality or to any company or industry specific event. Based on management’s evaluation of the securities and the Company’s intent to hold the securities, and as it is unlikely that the Company will be required to sell the securities, none of the unrealized losses summarized in this table are considered other-than-temporary. See “Note 1—Summary of Significant Accounting Policies—Investment Valuations—Fixed Maturity Securities” for a discussion regarding fixed maturity securities’ OTTI and cumulative effect adjustment.

Ex 99.4 - 47

Net Investment Income

The following table sets forth net investment income summarized by investment type:

	Years ended December 31,
(In millions)	2011	2010	2009
Fixed maturity securities:
Bonds	$323.6	$322.8	$314.1
S&P 500 Index options	(0.2)	8.4	4.7

Total fixed maturity securities	323.4	331.2	318.8
Commercial mortgage loans	310.2	285.0	274.3
Real estate	(0.4)	2.5	5.8
Other	1.4	4.3	6.4

Gross investment income	634.6	623.0	605.3
Investment expenses	(21.8)	(20.5)	(18.8)

Net investment income	$612.8	$602.5	$586.5

Realized Gross Capital Gains and Losses

The following table sets forth gross capital gains and losses by investment type:

	Years ended December 31,
(In millions)	2011	2010	2009
Gains:
Fixed maturity securities	$11.5	$18.0	$29.6
Commercial mortgage loans	0.9	1.2	1.1
Real estate investments	35.2	9.6	—
Real estate owned	1.1	0.5	—

Gross capital gains	48.7	29.3	30.7

Losses:
Fixed maturity securities	(2.4)	(2.6)	(35.0)
Provision for commercial mortgage loan losses	(32.7)	(48.1)	(21.4)
Real estate investments	(0.5)	—	(0.4)
Real estate owned	(17.6)	(23.4)	—
Other	(2.4)	(6.8)	(0.8)

Gross capital losses	(55.6)	(80.9)	(57.6)

Net capital losses	$(6.9)	$(51.6)	$(26.9)

Securities Deposited as Collateral

Securities deposited for the benefit of policyholders in various states, in accordance with state regulations, amounted to $6.7 million and $6.6 million at December 31, 2011 and 2010, respectively.

11.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company sells indexed annuities, which permit the holder to elect a fixed interest rate return or an indexed return, where interest credited to the contracts is based on the performance of the S&P 500 Index, subject to an upper limit or cap and minimum guarantees. Policyholders may elect to rebalance between interest crediting options at renewal dates annually. At each renewal date, the Company has the opportunity to re-price the indexed component by changing the cap, subject to minimum guarantees. The Company estimates the fair value of the index-based interest guarantees for the current period and for all future reset periods until contract maturity. Changes in the fair value of the index-based interest guarantees are recorded as interest credited. The liability represents an estimate of the cost of the options to be purchased in the future to manage the risk related to the index-based interest guarantees. The liability for indexed based interest guarantees is the present value of future cash flows attributable to the projected index growth that are in excess of cash flows attributable to fixed interest rates guarantees. The excess cash flows are discounted back to the date of the balance sheet using current market indicators for future interest rates and option costs. Cash flows depend on actuarial estimates for policyholder lapse behavior and management’s discretion in setting renewal index-based interest guarantees.

Ex 99.4 - 48

The Company purchases S&P 500 Index options for its interest crediting strategy used in its indexed annuity product. The S&P 500 Index options are purchased from investment banks and are selected in a manner that supports the amount of interest that is expected to be credited in the current year to annuity policyholder accounts that are dependent on the performance of the S&P 500 Index. The purchase of S&P 500 Index options is a pivotal part of the Company’s risk management strategy for indexed annuity products. The S&P 500 Index options are exclusively used for risk management. While valuations of the S&P 500 Index options are sensitive to a number of variables, valuations for S&P 500 Index options purchased are most sensitive to changes in the S&P 500 Index value and the implied volatilities of this index. The Company generally purchases fewer than five S&P 500 Index option contract per month, which all have an expiry date of one year from the date of purchase.

The notional amount of the Company’s S&P 500 Index options at December 31, 2011 and 2010 was $303.1 million and $303.8 million, respectively. Option premiums paid for the Company’s S&P 500 Index option contracts were $9.6 million and $9.1 million for 2011 and 2010, respectively. The Company received $15.5 million and $12.8 million for options exercised in 2011 and 2010, respectively.

The Company recognizes all derivative investments as assets or liabilities in the balance sheet at fair value. The Company does not designate its derivatives as hedging instruments and thus does not use hedge accounting. As such, any change in the fair value of the derivative assets and derivative liabilities is recognized as income or loss in the period of change. See “Note 9—Fair Value” for additional information regarding the fair value of the Company’s derivative assets and liabilities.

The following table sets forth the fair value of the Company’s derivative assets and liabilities:

Derivatives Not Designated as Hedging Instruments	December 31,
(In millions)	2011	2010
Assets:
Fixed maturity securities:
S&P 500 Index options	$7.2	$13.3
Liabilities:
Other policyholder funds:
Index-based interest guarantees	$49.5	$48.5

The following table sets forth the amount of gain or loss recognized in earnings from the change in fair value of the Company’s derivative assets and liabilities:

Derivatives Not Designated as Hedging Instruments	Years ended December 31,
(In millions)	2011	2010	2009
Net investment income:
S&P 500 Index options	$(0.2)	$8.4	$4.7
Interest credited:
Index-based interest guarantees	(1.3)	(5.8)	0.4

Net (loss) gain	$(1.5)	$2.6	$5.1

Fluctuations in the fair value of the S&P 500 Index options related to the volatility of the S&P 500 Index decreased net investment income for 2011 and increased net investment income for 2010 and 2009. Fluctuations in the fair value of the index-based interest guarantees related to the volatility of the S&P 500 Index and the Company’s annual update of the key assumptions used to value the index-based interest guarantees, a process known as “unlocking,” increased interest credited for 2011 and 2010 and decreased interest credited for 2009. The combined changes in the fair value of the S&P Index options and the index-based interest guarantees resulted in a net loss for 2011 and net gains for 2010 and 2009.

The Company does not bear derivative-related risk that would require it to post collateral with another institution, and its index option contracts do not contain counterparty credit-risk-related contingent features. The Company is exposed to the credit worthiness of the institutions from which it purchases its S&P 500 Index options and these institutions’ continued abilities to perform according to the terms of the contracts. The current values for the credit exposure have been affected by fluctuations in the S&P 500 Index. The Company’s maximum credit exposure would require an increase of approximately 13.2% in the value of the S&P 500 Index. The maximum credit risk is calculated using the cap strike price within the Company’s index option contracts less the floor price, multiplied by the notional amount of the contracts.

Ex 99.4 - 49

The following table sets forth the fair value of the Company’s derivative assets and its maximum credit risk exposure related to its derivatives:

	December 31, 2011
(In millions)	Assets at Fair Value	Maximum Credit Risk
Counterparty:
Merrill Lynch International	$2.5	$8.0
The Bank of New York Mellon	4.1	10.3
Goldman Sachs	0.6	1.4

Total	$7.2	$19.7

12.	DAC, VOBA AND OTHER INTANGIBLE ASSETS

DAC, VOBA and other acquisition related intangible assets are generally originated through the issuance of new business or the purchase of existing business, either by purchasing blocks of insurance policies from other insurers or by the outright purchase of other companies. The Company’s other intangible assets consist of certain customer lists from Asset Management business acquired and an individual disability marketing agreement. See “Note 1—Summary of Significant Accounting Policies—DAC, VOBA and Other Intangible Assets” for additional information.

Effective January 1, 2012, the Company adopted ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. In accordance with this adoption, the Company has adjusted on a retrospective basis its financial statements and notes thereto for the periods 2009 through 2011 and has recognized a cumulative effect adjustment of $11.0 million as of January 1, 2009.

The following table sets forth activity for DAC, VOBA and other intangible assets:

	Years ended December 31,
(In millions)	2011	2010	2009
Carrying value at beginning of period:
DAC	$250.1	$230.4	$232.3
VOBA	28.4	30.4	31.1
Other intangible assets	51.7	55.8	54.2

Total balance at beginning of period	330.2	316.6	317.6

Deferred or acquired:
DAC	81.7	76.0	76.7
Other intangible assets	—	1.7	6.3

Total deferred or acquired	81.7	77.7	83.0

Amortized during period:
DAC	(57.4)	(56.3)	(78.6)
VOBA	(2.0)	(2.0)	(0.7)
Other intangible assets	(7.6)	(5.8)	(4.7)

Total amortized during period	(67.0)	(64.1)	(84.0)

Carrying value at end of period, net:
DAC	274.4	250.1	230.4
VOBA	26.4	28.4	30.4
Other intangible assets	44.1	51.7	55.8

Total carrying value at end of period	$344.9	$330.2	$316.6

Ex 99.4 - 50

The following table sets forth the amount of DAC and VOBA balances amortized in proportion to expected gross profits and the percentage of the total balance of DAC and VOBA amortized in proportion to expected gross profits:

	December 31, 2011		December 31, 2010
(Dollars in millions)	Amount	Percent	Amount	Percent
DAC	$60.7	22.1%	$57.9	23.2%
VOBA	7.1	26.9	7.5	26.4

The value of DAC and VOBA is dependent on key assumptions. See “Note 1—Summary of Significant Accounting Policies—DAC, VOBA and Other Intangible Assets” for a discussion of the key assumptions used to determine the values of DAC and VOBA. Because actual results and trends related to these assumptions vary from those assumed, the Company revises these assumptions annually to reflect its current best estimate of expected gross profits. As a result of this process, known as “unlocking,” the cumulative balances of DAC and VOBA are adjusted with an offsetting benefit or charge to income to reflect changes in the period of the revision. An unlocking event that results in an after-tax benefit generally occurs as a result of actual experience or future expectations being favorable compared to previous estimates. An unlocking event that results in an after-tax charge generally occurs as a result of actual experience or future expectations being unfavorable compared to previous estimates. As a result of unlocking, the amortization schedule for future periods is also adjusted.

The following table sets forth the impact of unlocking on DAC and VOBA balances:

	Years ended December 31,
(In millions)	2011	2010
Decrease to DAC and VOBA	$(0.9)	$(0.5)

Significant, unanticipated changes in key assumptions, which affect the determination of expected gross profits, may result in a large unlocking event that could have a material effect on the Company’s financial position or results of operations. However, future changes in DAC and VOBA balances due to changes in underlying assumptions are not expected to be material.

The accumulated amortization of VOBA was $62.4 million and $60.4 million at December 31, 2011 and 2010, respectively. The accumulated amortization of other intangible assets was $30.6 million and $23.0 million at December 31, 2011 and 2010, respectively. See “Note 1—Summary of Significant Accounting Policies—DAC, VOBA and Other Intangible Assets” for a discussion on the amortization policies for VOBA and other intangible assets.

The following table sets forth the estimated net amortization of VOBA and other intangible assets for each of the next five years:

(In millions)	Amount
2012	$9.2
2013	8.3
2014	8.2
2015	8.3
2016	6.2

13.	LIABILITY FOR UNPAID CLAIMS, CLAIM ADJUSTMENT EXPENSES AND OTHER POLICYHOLDER FUNDS

The liability for unpaid claims, claim adjustment expenses and other policyholder funds includes liabilities for insurance offered on products such as group long term and short term disability, individual disability, group dental and group vision, and group AD&D. The liability for unpaid claims and claim adjustment expenses is established when a claim is incurred or is estimated to have been incurred but not yet reported to the Company and, as prescribed by GAAP, equals the Company’s best estimate of the present value of the liability of future unpaid claims and claim adjustment expenses. This liability is included in future policy benefits and claims in the consolidated balance sheets.

Ex 99.4 - 51

The following table sets forth the change in the liability for unpaid claims and claim adjustment expenses:

	Years ended December 31,
(In millions)	2011	2010	2009
Net balance at beginning of the year:
Balance at beginning of the year, gross of reinsurance	$3,716.3	$3,651.3	$3,609.7
Less: reinsurance recoverable	(110.5)	(106.9)	(114.9)

Net balance at beginning of the year	3,605.8	3,544.4	3,494.8

Incurred related to:
Current year	1,077.1	1,010.3	1,020.5
Prior year’s interest	175.9	176.1	174.8
Prior years	(46.5)	(116.3)	(151.2)

Total incurred	1,206.5	1,070.1	1,044.1

Paid related to:
Current year	(347.1)	(323.3)	(315.6)
Prior year	(725.5)	(685.4)	(678.9)

Total paid	(1,072.6)	(1,008.7)	(994.5)

Net balance at end of the year	3,739.7	3,605.8	3,544.4
Plus: reinsurance recoverable	117.3	110.5	106.9

Balance at end of the year, gross of reinsurance	$3,857.0	$3,716.3	$3,651.3

Classified as future policy benefits and claims, but excluded from the table above are amounts recorded for group and individual life reserves, group and individual annuity reserves, and individual disability active life reserves.

The following table sets forth the reconciliation of amounts above to future policy benefits and claims as presented on the consolidated balance sheets:

	Years ended December 31,
(In millions)	2011	2010	2009
Future policy benefits and claims	$5,683.6	$5,502.3	$5,368.7
Less: Group life reserves	(765.4)	(750.5)	(735.7)
Less: Individual life reserves	(597.2)	(595.8)	(589.3)
Less: Group and individual annuity reserves	(244.2)	(235.0)	(201.5)
Less: Individual disability active life reserves	(219.8)	(204.7)	(190.9)

Liability for unpaid claims and claim adjustment expenses	$3,857.0	$3,716.3	$3,651.3

The majority of the net liability balances are related to long term disability claims on which interest earned on assets backing the reserves is a key component of reserving and pricing. The year-to-year development of incurred claims related to prior years is therefore broken out into an interest portion and remaining incurred portion.

The changes in amounts incurred related to prior years are not the result of a significant change in an underlying assumption or method used to determine the estimate. Instead the Company expects these amounts to change over time as a result of the growth in the size of the Company’s in force insurance business and the actual claims experience with respect to that business during the time periods captured for claims with an incurred date in years prior to the year of valuation. Interest is also a key component in the year-to-year development of the reserves and therefore the positive changes in amounts incurred related to prior years should not be taken as an indicator of the adequacy or inadequacy of the reserves held. In each of the years captured, there was a decrease in incurred amounts associated with prior years after the effect of interest is taken into account, indicating that in spite of the increase in long term disability claims incidence in 2011, claim experience was favorable when compared to the assumptions used to establish the associated reserves. However, significant changes to assumptions regarding unpaid claims and claims adjustment expenses for prior periods in the group long term disability reserves were not made in 2011, 2010 and 2009 primarily due to the long-term nature of this product and the materiality of other factors including the potential impact of the economic uncertainty in 2011, 2010 and 2009. The Company carefully monitors trends in reserve assumptions and when these trends become credible and are expected to persist, the Company incorporates these factors into its reserves to ensure best estimates are established.

Ex 99.4 - 52

The following table sets forth the composition of other policyholder funds:

	Years ended December 31,
(In millions)	2011	2010
Employer-sponsored defined contribution and benefit plans funds	$1,619.7	$1,526.4
Individual fixed-rate annuity funds	2,248.4	1,978.2
Indexed annuity funds	386.9	395.1
Other	823.1	728.1

Total other policyholder funds	$5,078.1	$4,627.8

The primary components of other policyholder funds are employer-sponsored defined contribution and benefit plan funds, individual fixed-rate annuity funds and indexed annuity funds. The remaining balance is comprised primarily of premiums on deposits, advanced premiums and experience related liabilities.

14.	REINSURANCE

The Company manages insurance risk through the following practices:

•	Sound product design and underwriting.
•	Effective claims management.
•	Disciplined pricing.
•	Distribution expertise.
•	Broad diversification of risk by customer geography, industry, size and occupation.
•	Maintenance of a strong financial position.
•	Maintenance of reinsurance and risk pool arrangements.
•	Sufficient alignment of assets and liabilities to meet financial obligations.

In order to limit its losses from large claim exposures, the Company enters into reinsurance agreements with other insurance companies. The Company reviews its retention limits based on size and experience. The maximum retention limit per individual for group life and AD&D is $750,000. The Company’s maximum retention limit per individual for group disability insurance is $15,000 of monthly benefit. The Company’s maximum retention limit per individual for individual disability insurance is $6,000 of monthly benefit.

Standard maintains a strategic marketing alliance with Ameritas Life Insurance Corp. (“Ameritas”) that offers Standard’s policyholders more flexible dental coverage options and access to Ameritas’ nationwide preferred provider organization panel of dentists. As part of this alliance, Standard and Ameritas entered into a reinsurance agreement. In 2011, the agreement provided for 24.2% of the net dental premiums written by Standard and the risk associated with this premium to be ceded to Ameritas.

Standard participates in a reinsurance and third-party administration arrangement with Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) under which Northwestern Mutual group long term and short term disability products are sold using Northwestern Mutual’s agency distribution system. Generally, Standard assumes 60% of the risk and receives 60% of the premiums for the policies issued. If Standard were to become unable to meet its obligations, Northwestern Mutual would retain the reinsured liabilities. Therefore, in accordance with an agreement with Northwestern Mutual, Standard established a trust for the benefit of Northwestern Mutual with the market value of assets in the trust equal to Northwestern Mutual’s reinsurance receivable from Standard. The market value of assets required to be maintained in the trust at December 31, 2011, was $230.6 million. Premiums assumed by Standard for the Northwestern Mutual business accounted for approximately 3.0% of the Company’s total premiums for each of the three years 2011, 2010 and 2009. In addition to assuming risk, Standard provides product design, pricing, underwriting, legal support, claims management and other administrative services under the arrangement.

In the fourth quarter of 2011, Standard entered into a Yearly Renewable Term (“YRT”) reinsurance agreement, with Canada Life Assurance Company to cede a share of the Company’s group life insurance risk in order to reduce its losses and provide relief in the event of a catastrophe.

The Company also maintains reinsurance coverage for certain catastrophe losses related to group life and AD&D with partial coverage of nuclear, biological and chemical acts of terrorism. Through a combination of this agreement and its participation in a catastrophe reinsurance pool discussed below, the Company has coverage of up to $480.6 million per event.

The Company is part of a catastrophe reinsurance pool with other insurance companies. This pool spreads catastrophe losses from group life and AD&D over 23 participating members. The annual fee paid by the Company in 2011 to participate in the pool was less than $30,000. As a member of the pool, the Company is exposed to maximum potential losses experienced by other participating members of up to $111.0 million for a single event for losses submitted by a single company and a maximum of $277.9 million for a single event for losses submitted by multiple companies. The Company’s percentage share of losses experienced by pool members will change over time as it is a function of the Company’s group life and AD&D in force relative to the total group life and AD&D in force for all pool participants. The reinsurance pool does not exclude war or nuclear, biological and chemical acts of terrorism.

Ex 99.4 - 53

The Terrorism Risk Insurance Act of 2002 (“TRIA”), which has been extended through 2014, provides for federal government assistance to property and casualty insurers in the event of material losses due to terrorist acts on behalf of a foreign person or foreign interest. Due to the concentration of risk present in group life insurance and the fact that group life insurance is not covered under TRIA, an occurrence of a significant catastrophe or a change in the on-going nature and availability of reinsurance and catastrophe reinsurance could have a material adverse effect on the Company.

The following table sets forth reinsurance information:

(Dollars in millions)	Gross Amount	Ceded to Other Companies	Assumed From Other Companies	Net Amount	Percentage of Amount Assumed to Net
2011:
Life insurance in force	$350,623.1	$55,126.0	$71.7	$295,568.8	—%
Premiums:
Life insurance and annuities	$942.3	$52.2	$—	$890.1	—
Accident and health insurance	1,241.8	76.1	97.5	1,263.2	7.7

Total premiums	$2,184.1	$128.3	$97.5	$2,153.3	4.5

2010:
Life insurance in force	$333,211.1	$6,301.3	$84.8	$326,994.6	—%
Premiums:
Life insurance and annuities	$920.9	$54.1	$0.1	$866.9	—
Accident and health insurance	1,198.4	72.9	105.3	1,230.8	8.6

Total premiums	$2,119.3	$127.0	$105.4	$2,097.7	5.0

2009:
Life insurance in force	$305,500.1	$6,012.6	$91.1	$299,578.6	—%
Premiums:
Life insurance and annuities	$900.5	$56.3	$0.1	$844.3	—
Accident and health insurance	1,196.4	47.9	109.1	1,257.6	8.7

Total premiums	$2,096.9	$104.2	$109.2	$2,101.9	5.2

Recoveries recognized under reinsurance agreements were $75.9 million, $71.9 million and $75.2 million for 2011, 2010 and 2009, respectively. Amounts recoverable from reinsurers were $949.3 million and $938.3 million at December 31, 2011 and 2010, respectively. Of these amounts, $788.1 million and $786.6 million for 2011 and 2010, respectively, were from the reinsurance transaction with Protective Life Insurance Company (“Protective Life”) effective January 1, 2001. See “Note 15—Reinsurance of Blocks of Business.”

15.	REINSURANCE OF BLOCKS OF BUSINESS

Effective October 1, 2002, Standard entered into a reinsurance agreement with TIAA to assume TIAA’s group disability and group life insurance business. This business included approximately 1,800 group insurance contracts, representing 650,000 insured individuals. Standard paid a ceding commission of approximately $75 million and received approximately $705 million in assets and corresponding statutory liabilities. If Standard were to become unable to meet its obligations, TIAA would retain the reinsured liabilities. Therefore, in accordance with the agreement with TIAA, Standard established a trust for the benefit of TIAA with the market value of assets in the trust equal to TIAA’s reinsurance receivable from Standard. The market value of assets required to be maintained in the trust is determined quarterly. The market value of assets required to be maintained in the trust at December 31, 2011, was $282.8 million. Approximately $60.0 million in VOBA was recorded related to the reinsurance agreement.

Effective October 1, 2000, Standard assumed, through a reinsurance agreement, the individual disability insurance business of Minnesota Life. Standard paid a ceding commission of approximately $55 million and received approximately $500 million in assets and corresponding statutory liabilities. If Standard were to become unable to meet its obligations, Minnesota Life would retain the reinsured liabilities. Therefore, in accordance with the agreement with Minnesota Life, Standard established a trust for the benefit of Minnesota Life with the market value of assets in the trust equal to Minnesota Life’s reinsurance receivable from Standard. The market value of assets required to be maintained in the trust is determined quarterly. The market value of assets required to be maintained in the trust at December 31, 2011, was $579.6 million. Accompanying the transaction was a national marketing agreement that provides access to Minnesota Life agents, some of whom now market Standard’s individual disability insurance products. The national marketing agreement remains in effect through 2012.

Ex 99.4 - 54

Effective January 1, 2001, Standard ceded to Protective Life, through a reinsurance agreement, Standard’s individual life insurance product line. Standard received a ceding commission of approximately $90 million and transferred to Protective Life approximately $790 million in assets and corresponding statutory liabilities. If Protective Life were to become unable to meet its obligations, Standard would retain the reinsured liabilities. Therefore, the liabilities remain on Standard’s consolidated balance sheets, and an equal amount is recorded as a recoverable from the reinsurer. In accordance with the agreement, Protective Life established a trust for the benefit of Standard with assets in the trust required to be equal to Standard’s reinsurance receivable from Protective Life. The amount of assets required to be maintained in the trust is determined quarterly.

In the fourth quarter of 2011, Standard entered into a YRT reinsurance agreement, with Canada Life Assurance Company to cede a share of the Company’s group life insurance risk in order to reduce its losses and provide relief in the event of a catastrophe.

16.	INSURANCE INFORMATION

The following table sets forth insurance information:

(In millions)	DAC (1)	Future Policy Benefits and Claims	Other Policyholder Funds	Premium Revenues	Net Investment Income	Benefits, Claims and Interest Credited	Amortization of DAC	Other Operating Expenses (2)
2011:
Insurance Services	$213.7	$5,439.4	$579.3	$2,145.3	$341.3	$1,755.5	$42.9	$542.2
Asset Management	60.7	244.2	4,498.8	8.0	262.7	176.7	16.2	152.6

Total	$274.4	$5,683.6	$5,078.1	$2,153.3	$604.0	$1,932.2	$59.1	$694.8

2010:
Insurance Services	$192.2	$5,267.3	$569.2	$2,056.2	$338.9	$1,571.2	$39.8	$523.1
Asset Management	57.9	235.0	4,058.6	41.5	251.0	207.0	11.7	151.5

Total	$250.1	$5,502.3	$4,627.8	$2,097.7	$589.9	$1,778.2	$51.5	$674.6

2009:
Insurance Services	$170.7	$5,167.2	$591.3	$2,067.2	$335.1	$1,535.0	$42.4	$523.1
Asset Management	59.7	201.5	3,745.8	34.7	234.0	186.3	15.6	160.7

Total	$230.4	$5,368.7	$4,337.1	$2,101.9	$569.1	$1,721.3	$58.0	$683.8

(1)	See “Note 1—Summary of Significant Accounting Policies—DAC, VOBA and Other Intangible Assets” And “Note 12—DAC, VOBA and Other Intangible Assets.”
(2)	Other operating expenses include operating expenses, commissions and bonuses, premium taxes, interest expense and the net increase in DAC, VOBA and other intangible assets.

17.	REGULATORY MATTERS

Standard and The Standard Life Insurance Company of New York prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by their states of domicile. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as the Statements of Statutory Accounting Practices (“SSAP”) set forth in publications of the National Association of Insurance Commissioners (“NAIC”).

Statutory accounting practices differ in some respects from GAAP. The principal statutory practices that differ from GAAP are:

•	Bonds and commercial mortgage loans are reported principally at adjusted carrying value and amortized cost, respectively.
•	Asset valuation and the interest maintenance reserves are provided as prescribed by the NAIC.
•	Certain assets designated as non-admitted, principally deferred tax assets, furniture, equipment, and unsecured receivables are not recognized as assets, resulting in a charge to statutory surplus.
•	Annuity considerations with life contingencies, or purchase rate guarantees, are recognized as revenue when received.
•	Reserves for life and disability policies and contracts are reported net of ceded reinsurance and calculated based on statutory requirements, including required discount rates.
•	Commissions, including initial commissions and expense allowance paid for reinsurance assumed, and other policy acquisition expenses are expensed as incurred.
•	Initial commissions and expense allowance received for a block of reinsurance ceded net of taxes are reported as deferred gains in surplus and recognized as income in subsequent periods.

Ex 99.4 - 55

•

Federal income tax expense includes current income taxes defined as current year estimates of federal income taxes and tax contingencies for current and all prior years and amounts incurred or received during the year relating to prior periods, to the extent not previously provided.

•	Deferred tax assets, net of deferred tax liabilities, which will be realized within three years, are considered admitted assets and are included in the regulatory financial statements.

Standard and The Standard Life Insurance Company of New York are subject to statutory restrictions that limit the maximum amount of dividends and distributions that they could declare and pay to StanCorp without prior approval of the states in which the subsidiaries are domiciled. During 2011 and 2010, Standard made distributions to StanCorp totaling $87.8 million and $244.0 million, respectively.

State insurance departments require insurance enterprises to adhere to minimum Risk-based Capital (“RBC”) requirements promulgated by the NAIC. At December 31, 2011 and 2010, the insurance subsidiaries’ capital levels were significantly in excess of that which would require corrective action by the insurance subsidiaries or regulatory agencies. The Authorized Control Level RBC was $198.8 million and $200.0 million at December 31, 2011 and 2010, respectively.

The following table reconciles the statutory capital and surplus of the insurance subsidiaries based on statutory filings with applicable insurance regulatory authorities to the Company’s GAAP equity:

	December 31,
(In millions)	2011	2010
Statutory capital and surplus	$1,193.1	$1,226.8
Adjustments to reconcile to GAAP equity:
Future policy benefits and other policyholder funds	285.4	251.6
DAC, VOBA and other intangible assets	315.8	295.0
Deferred tax liabilities	(222.9)	(202.0)
Asset valuation reserve	107.2	95.6
Valuation of investments	368.7	264.7
Interest maintenance reserve	19.8	12.6
Equity of StanCorp and its non-insurance subsidiaries	(206.9)	(150.9)
Non-admitted assets	266.6	216.6
Prepaid pension cost	(89.6)	(40.8)
Accrued retirement and defined benefit plans	(35.1)	(46.9)
Capital lease obligations	(2.1)	(3.2)
Special surplus in accordance with SSAP No. 10R	8.6	(11.4)
Other, net	(18.2)	(13.1)

GAAP equity	$1,990.4	$1,894.6

The following table reconciles statutory gain from operations based on statutory filings with applicable insurance regulatory authorities to the Company’s GAAP net income:

	Years ended December 31,
(In millions)	2011	2010	2009
Statutory gain from operations	$125.8	$195.5	$224.5
Adjustments to reconcile to GAAP net income:
Future policy benefits and other policyholder funds	48.0	11.6	(2.1)
DAC and VOBA, net of amortization	19.2	21.9	17.9
Deferred income taxes	(42.1)	6.2	15.1
Current income taxes	24.7	1.3	(4.6)
Earnings of StanCorp and its non-insurance subsidiaries	(18.9)	(45.3)	(27.5)
Reinsurance ceding commission	(15.2)	(16.1)	(13.9)
Reserve increase due to change in valuation basis	—	—	(8.1)
Deferred capital gains (interest maintenance reserve)	7.2	11.6	4.1
Other, net	(12.0)	(0.8)	0.1

GAAP net income	$136.7	$185.9	$205.5

Ex 99.4 - 56

18.	LONG-TERM DEBT

The Company has $250 million of 6.875%, 10-year senior notes (“Senior Notes”), which mature on September 25, 2012. The principal amount of the Senior Notes is payable at maturity and interest is payable semi-annually in April and October. Given the maturity date of the Senior Notes, they have been classified as short-term debt as of December 31, 2011.

The Company has $300 million of 6.90%, junior subordinated debentures (“Subordinated Debt”), which matures on June 1, 2067, is non-callable at par for the first 10 years (prior to June 1, 2017) and is subject to a replacement capital covenant. The covenant limits replacement of the Subordinated Debt for the first 40 years to be redeemable after year 10 (on or after June 1, 2017) and only with securities that carry equity-like characteristics that are the same as or more equity-like than the Subordinated Debt. The principal amount of the Subordinated Debt is payable at final maturity. Interest is payable semi-annually in June and December for the first 10 years up to June 1, 2017, and quarterly thereafter at a floating rate equal to three-month LIBOR plus 2.51%. StanCorp has the option to defer interest payments for up to five years. The declaration and payment of dividends to shareholders would be restricted if the Company elected to defer interest payments on its Subordinated Debt. If elected, the restriction would be in place during the interest deferral period. StanCorp is currently not deferring interest on the Subordinated Debt.

The following table sets forth the Company’s long-term debt:

	December 31,
(In millions)	2011	2010
Long-term debt:
Senior notes	$—	$250.0
Subordinated debt	300.0	300.0
Other long-term borrowings	0.9	1.9

Total long-term debt	$300.9	$551.9

19.	COMMITMENTS AND CONTINGENCIES

Litigation Contingencies

In the normal course of business, the Company is involved in various legal actions and other state and federal proceedings. A number of actions or proceedings were pending at December 31, 2011. In some instances, lawsuits include claims for punitive damages and similar types of relief in unspecified or substantial amounts, in addition to amounts for alleged contractual liability or other compensatory damages. In the opinion of management, the ultimate liability, if any, arising from the actions or proceedings is not expected to have a material effect on the Company’s business, financial position, results of operations or cash flows.

Senior Unsecured Revolving Credit Facility (“Facility”) Contingencies

The Company maintains a $200 million Facility, which will remain at $200 million through June 15, 2012 and will then decrease to $165 million until final maturity on June 15, 2013. Borrowings under the Facility will continue to be used to provide for working capital and general corporate purposes of the Company and its subsidiaries and the issuance of letters of credit.

Under the agreement, StanCorp is subject to two financial covenants that are based on the Company’s ratio of total debt to total capitalization and consolidated net worth. The Facility is subject to performance pricing based upon the Company’s ratio of total debt to total capitalization and includes interest based on a Eurodollar margin, plus facility and utilization fees. At December 31, 2011, StanCorp was in compliance with all financial covenants under the Facility and had no outstanding balance on the Facility.

Operating Lease Commitments

The Company leases certain buildings and equipment under non-cancelable operating leases that expire in various years through 2020. Most of these leases have renewal options for periods ranging from one to twelve years.

The following table sets forth future minimum payments under the leases:

(In millions)
2012	$10.4
2013	7.9
2014	3.6
2015	2.5
2016	2.2
Thereafter	2.9

Total rent expense was $16.4 million, $14.5 million and $23.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Ex 99.4 - 57

The following table sets forth the minimum future rental receivables on non-cancelable leases of retail and office space with initial terms of one year or more:

(In millions)
2012	$8.3
2013	7.3
2014	5.7
2015	5.3
2016	3.4
Thereafter	5.2

Other Financing Obligations

The Company’s financing obligations include long-term debt and capital lease payment obligations as well as commitments to fund commercial mortgage loans.

The Company’s debt obligations consisted primarily of the $250 million 6.875% Senior Notes and the $300 million 6.90% Subordinated Debt. See “Note 18—Long-Term Debt” for additional information.

In the normal course of business, the Company commits to fund commercial mortgage loans generally up to 90 days in advance. At December 31, 2011, the Company had outstanding commitments to fund commercial mortgage loans totaling $105.0 million, with fixed interest rates ranging from 5.125% to 6.375%. These commitments generally have fixed expiration dates. A small percentage of commitments expire due to the borrower’s failure to deliver the requirements of the commitment by the expiration date. In these cases, the Company will retain the commitment fee and good faith deposit. Alternatively, if the Company terminates a commitment due to the disapproval of a commitment requirement, the commitment fee and good faith deposit may be refunded to the borrower, less an administrative fee.

20.	SEVERANCE, LEASE TERMINATIONS AND TRANSITION COSTS

During 2011, the Company identified opportunities to improve information technology service efficiencies and incurred $9.7 million in severance and other transitional costs related to restructuring. In addition, the Company also incurred $1.3 million in severance and lease termination costs associated with the restructuring of a non-core service function. Costs associated with these project initiatives were completed in 2011. Of the $11.0 million expensed, $9.7 million resulted in cash expenditures during 2011. These costs were included in the Other category. See “Note 5—Segments.”

The following table sets forth the expenses incurred for 2011 by major category:

(In millions)	Beginning Accrued Liability	Charged to Expense, Net	Expenditures	Ending Accrued Liability
Severance	$—	$4.1	$3.1	$1.0
Lease terminations	0.7	1.7	1.4	1.0
Transition and other restructuring costs	—	5.2	5.2	—

	$0.7	$11.0	$9.7	$2.0

Ex 99.4 - 58

SUPPLEMENTARY DATA

Quarterly Financial Information (Unaudited)

The following tables set forth select unaudited financial information by calendar quarter:

	2011
(In millions—except per share data)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Premiums	$542.7	$539.8	$537.0	$533.8
Administrative fees	28.1	28.5	29.5	29.4
Net investment income	155.9	147.3	152.6	157.0
Net capital gains (losses)	1.0	7.7	(13.1)	(2.5)

Total revenues	727.7	723.3	706.0	717.7
Benefits to policyholders	446.5	432.2	452.4	440.1
Net income	38.6	47.0	17.8	33.3

Net income per common share:
Basic	$0.87	$1.06	$0.40	$0.72
Diluted	0.87	1.05	0.40	0.72

	2010
(In millions—except per share data)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Premiums	$524.5	$532.8	$532.9	$507.5
Administrative fees	29.8	29.1	29.3	28.3
Net investment income	158.0	152.7	141.9	149.9
Net capital losses	(2.1)	(29.6)	(12.9)	(7.0)

Total revenues	710.2	685.0	691.2	678.7
Benefits to policyholders	412.1	400.9	424.4	382.4
Net income	51.3	45.2	40.2	49.2

Net income per common share:
Basic	$1.11	$0.97	$0.85	$1.04
Diluted	1.11	0.97	0.85	1.03

Ex 99.4 - 59